                                                                   EXHIBIT 99.2


                                                                   CONFIDENTIAL

                               AURORA FOODS INC.
                    1000 St. Louis Union Station, Suite 300
                           St. Louis, Missouri 63103

                  CONFIDENTIAL CONSENT SOLICITATION STATEMENT
                           For Consent Solicitation
Expiring 5:00 P.M., New York City time, on September 20, 2000, Unless Extended with respect to:

  A. Indenture dated as of July 1, 1998, as amended, relating to $200,000,000 Aggregate Principal Amount of 8 3/4% Senior Subordinated Notes due 2008

      B. Indenture dated as of February 10, 1997, as amended, relating to $100,000,000 Aggregate Principal Amount of 9 7/8% Senior Subordinated Notes
                                   due 2007

  C. Indenture dated as of July 1, 1997, as amended, relating to $100,000,000 Aggregate Principal Amount of 9 7/8% Senior Subordinated Notes due 2007

  SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS CONFIDENTIAL CONSENT SOLICITATION STATEMENT (THIS "CONSENT SOLICITATION STATEMENT"), AURORA FOODS INC. ("AURORA" OR THE "COMPANY") IS REQUESTING THAT PROPERLY COMPLETED, EXECUTED AND DATED CONSENTS (AS DEFINED HEREIN) BE DELIVERED TO WILMINGTON TRUST COMPANY ("THE DEPOSITARY") PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 20, 2000 (AS SUCH TIME AND DATE MAY BE EXTENDED, THE "EXPIRATION DATE"), BY HOLDERS (AS DEFINED HEREIN) OF RECORD ON AUGUST 31, 2000 OF THE COMPANY'S 8 3/4% SENIOR SUBORDINATED NOTES DUE 2008 ISSUED PURSUANT TO THE INDENTURE DATED JULY 1, 1998, AS AMENDED, (THE "JULY 1998 8 3/4% NOTES"), THE COMPANY'S 9 7/8% SENIOR SUBORDINATED NOTES DUE 2007 ISSUED PURSUANT TO THE INDENTURE DATED FEBRUARY 10, 1997, AS AMENDED, (THE "FEBRUARY 1997 9 7/8% NOTES") AND THE COMPANY'S 9 7/8% SENIOR SUBORDINATED NOTES DUE 2007 ISSUED PURSUANT TO THE INDENTURE DATED JULY 1, 1997, AS AMENDED, (THE "JULY 1997 9 7/8% NOTES," AND COLLECTIVELY WITH THE JULY 1998 8 3/4% NOTES AND THE FEBRUARY 1997 9 7/8% NOTES, THE "NOTES"). AS SOON AS PRACTICABLE AFTER THE EXPIRATION DATE (AS DEFINED HEREIN), SUBJECT TO THE TERMS AND CONDITIONS SET FORTH HEREIN, THE COMPANY WILL DELIVER TO CONSENTING HOLDERS IN RESPECT OF SUCH CONSENTS 17.71078 SHARES OF AURORA COMMON STOCK, PAR VALUE $0.01 PER SHARE ("COMMON STOCK") PER $1,000 AGGREGATE PRINCIPAL AMOUNT OF NOTES TO WHICH SUCH CONSENT RELATES. THE COMPANY WILL NOT BE OBLIGATED TO ACCEPT ANY CONSENTS RECEIVED AFTER THE EXPIRATION DATE. THE COMPANY INTENDS TO ENTER INTO THE SUPPLEMENTAL INDENTURES (AS DEFINED HEREIN) AS SOON AS PRACTICABLE AFTER THE REQUISITE CONSENTS (AS DEFINED HEREIN) HAVE BEEN RECEIVED. EXCEPT AS OTHERWISE PROVIDED FOR HEREIN, CONSENTS MAY BE REVOKED ONLY BY HOLDERS OF RECORD ON THE RECORD DATE UNTIL THE SUPPLEMENTAL INDENTURES HAVE BEEN EXECUTED (THE "EFFECTIVE DATE"), BUT NOT THEREAFTER.

  The Company is hereby seeking the consent (the "Consent Solicitation") of the Holders of the outstanding Notes to amendments (the "Proposed Amendments") to certain provisions of the respective indentures governing the Notes (the "Indentures") and waivers (the "Proposed Waivers") of certain events of default under the Indentures. The principal purposes of the Proposed Amendments and the Proposed Waivers are to waive certain past and prospective defaults, and to modify certain provisions of the Indentures to (i) conform the existing debt restrictions under the Indentures; (ii) permit the incurrence of an additional $90 million of bank debt under certain circumstances; (iii) permit the refinancing of current debt; (iv) until the Company is able to replace such arrangement, permit the Company to use proceeds from the sale of certain of its accounts receivable as a general source of liquidity for operations and to pay interest; (v) allow the Company to continue a sale/leaseback transaction that results in a partial abatement of the Company's taxes; (vi) modify the definition of consolidated cash flow in the indentures to include expenses in connection with the Consolidation (as defined herein), this Consent Solicitation and the accounting investigation and financial statement restatement described further herein; and (vii) waive the requirement of a fairness opinion for the issuance of up to $15 million in equity to certain affiliates of the Company as described herein. By executing a consent to the Proposed Amendments and Proposed Waivers, a Holder will also release (the "Release") the Company, its affiliates, present and former stockholders, directors, officers, employees, advisors, attorneys, consultants, auditors, insurers, agents and representatives, the members of the special committee of the Company's Board of Directors, and any other person and/or entity against whom any Holder may have a Released Claim (as defined below) (collectively, the "Released Persons"), from any and all claims, demands, actions, causes of action, suits, costs, dues, sums of money, accounts, bills, bonds, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, and liability whatsoever, known or unknown, at law or in equity, irrespective of whether such claims arise out of contract, tort, violation of laws or other regulations or otherwise, which any Holder ever had or now has against the Released Persons or any of them, for, or by reason of, any matter, cause or thing whatsoever arising from or related to (i)(a) misstatements or omissions or alleged misstatements or omissions regarding the financial statements, business, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its subsidiaries through and including the date hereof and (b) mismanagement or alleged mismanagement in connection with the conduct of the business of the Company, including, but not limited to failures or alleged failures to supervise employees and breaches or alleged breaches of fiduciary duties through and including the date hereof, as each of (a) and (b) relate to facts, circumstances or events surrounding the Company Recent Events as disclosed in this Consent Solicitation Statement (including documents incorporated by reference herein) and the consequences thereof; and (ii) the Securities Actions (as defined herein) (collectively, the "Released Claims"). No Release shall be effective until the Requisite Consents are received and the Effective Date occurs. By executing a Consent to the Proposed Amendments and Proposed Waivers, a Holder also agrees that he, she or it will, and thereby does, opt out of the putative class action included among the Securities Actions. The Release shall not affect any of the obligations of the Company or any of the rights of the Holders of Notes under the Indentures or the Notes, nor shall the Release affect any disclosure obligations of the Company in connection with the solicitation of Consents and the issuance of the Consent Shares pursuant to this Consent Solicitation Statement. Approval of the Proposed Amendments and Proposed Waivers requires the consent of Holders of at least a majority in aggregate principal amount of each issuance of outstanding Notes (the "Requisite Consents"). This Consent Solicitation Statement does not constitute a solicitation of a consent in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such a solicitation. The information contained in this Consent Solicitation Statement is based upon information provided solely by the Company. Neither the Information Agent nor the Depositary (each as defined herein) has independently verified or makes any representation or warranty, express or implied, or assumes any responsibility, as to the accuracy or adequacy of the information contained herein.

  THIS CONSENT SOLICITATION STATEMENT IS INCLUDED FOR INFORMATIONAL PURPOSES ONLY IN CONNECTION WITH A HOLDER'S EVALUATION OF THE CONSENT SOLICITATION AND DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE COMPANY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH AN OFFER OR SOLICITATION TO BE MADE.

  THE INFORMATION CONTAINED HEREIN IS FOR THE CONFIDENTIAL AND EXCLUSIVE USE OF THE HOLDERS AND MAY NOT BE REPRODUCED OR PROVIDED OR DISCLOSED TO OTHERS FOR ANY OTHER PURPOSE.

  HOLDERS ARE URGED TO REVIEW THIS CONSENT SOLICITATION STATEMENT CAREFULLY.

  A STEERING COMMITTEE REPRESENTING A MAJORITY IN AGGREGATE PRINCIPAL AMOUNT OF EACH ISSUANCE OF NOTES ADVISED BY COUNSEL AND FINANCIAL ADVISORS NEGOTIATED, AND APPROVED IN PRINCIPLE, THE TERMS OF THIS CONSENT SOLICITATION AND HAVE ADVISED THE COMPANY THAT THE MEMBERS THEREOF WILL EXECUTE THE CONSENT.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK TO BE ISSUED IN RESPECT OF THE CONSENTS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE COMMON STOCK TO BE ISSUED IN RESPECT OF THE CONSENTS HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. UNLESS IT IS REGISTERED, SUCH COMMON STOCK MAY BE OFFERED ONLY IN TRANSACTIONS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. SUCH COMMON STOCK WILL BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT FOR AN OFFER AND SALE OF SECURITIES WHICH DOES NOT INVOLVE A PUBLIC OFFERING. ACCORDINGLY, EACH HOLDER WHO WISHES TO CONSENT WILL BE REQUIRED TO MAKE CERTAIN ACKNOWLEDGMENTS, REPRESENTATIONS AND AGREEMENTS AS SET FORTH IN THE CONSENT.

  THE COMMON STOCK TO BE ISSUED IN RESPECT OF THE CONSENTS IS SUBJECT TO RESTRICTIONS ON TRANSFER AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS PURSUANT TO A REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO HOLD SUCH COMMON STOCK FOR AN INDEFINITE PERIOD OF TIME.

  IN ORDER TO RECEIVE ANY CONSIDERATION IN CONNECTION WITH THIS CONSENT SOLICITATION, A HOLDER MUST DELIVER A PROPERLY EXECUTED CONSENT TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE. IN ORDER TO RECEIVE REGISTRATION RIGHTS, A HOLDER MUST ENTER INTO A REGISTRATION RIGHTS AGREEMENT WITH THE COMPANY.

    Consents will not be effective unless completed in accordance with the instructions set forth herein and returned to the Depositary by the Expiration
     Date. This Consent Solicitation shall expire on the Expiration Date.

      The date of this Consent Solicitation Statement is August 31, 2000.

  HOLDERS WHO WISH TO CONSENT SHOULD DELIVER, BY REGULAR MAIL, AIR COURIER, MESSENGER OR FACSIMILE, THEIR PROPERLY COMPLETED, EXECUTED AND DATED CONSENT FORMS TO THE DEPOSITARY AT THE ADDRESS SET FORTH ON THE BACK COVER OF THIS CONSENT SOLICITATION STATEMENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. ALL FACSIMILE TRANSMISSIONS SHOULD BE FOLLOWED BY DELIVERY OF ORIGINALLY EXECUTED CONSENTS. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CONSENTS, IS AT THE ELECTION AND RISK OF THE HOLDER.

            The Information Agent for the Consent Solicitation is:

                           MacKenzie Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         Call Toll-Free (800) 322-2885

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INTRODUCTION..............................................................   1
AVAILABLE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....   1
FORWARD-LOOKING STATEMENTS................................................   2
BACKGROUND AND PURPOSES OF THE SOLICITATION...............................   3
  The Company.............................................................   3
  Restatement of Financial Results........................................   4
  Senior Credit Facility..................................................   4
  Senior Subordinated Notes...............................................   5
  Recent Developments.....................................................   5
  Purposes of the Solicitation............................................   7
  The Proposed Amendments, Waivers and Release............................  10
  The Release.............................................................  11
THE CONSENT SOLICITATION..................................................  12
  Interest of Certain Persons in the Proposed Amendments and Proposed
   Waivers................................................................  12
  Terms of the Consent Solicitation.......................................  12
  Determination of Number of Consent Shares...............................  13
  Restricted Stock........................................................  13
  Consent Procedures......................................................  14
  Requisite Consents......................................................  14
  Failure to Obtain Requisite Consents....................................  15
  Revocation of Consents..................................................  15
  The Information Agent, Financial Advisor and the Depositary.............  16
RISK FACTORS..............................................................  17
  Potential Defaults Under the Credit Agreement...........................  17
  Substantial Leverage....................................................  17
  Restrictive Debt Covenants..............................................  18
  Outcome of Current Litigation and Investigations........................  18
  General Risks of Food Industry; Competition.............................  19
  Product Liability; Product Recalls......................................  19
  Governmental Regulation.................................................  19
  Ability to Attract and Retain Experienced Management....................  20
  Trademarks..............................................................  20
  Dependence on Raw Materials.............................................  20
  Dependence on Manufacturers.............................................  20
  Consolidation...........................................................  21
  Control by Principal Stockholders; Consent Rights.......................  21
  Interest Rate Swap Agreements...........................................  21
  No Dividends............................................................  22
  Restrictions on Transfer................................................  22
  Preferred Stock.........................................................  22
CAPITALIZATION............................................................  23
DESCRIPTION OF CAPITAL STOCK..............................................  24
  Common Stock............................................................  24
  Preferred Stock.........................................................  24
  Securityholders Agreement...............................................  25
  Section 203 of the Delaware General Corporation Law.....................  26
REGISTRATION OF THE CONSENT SHARES........................................  27
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.....................  28
  Tax Treatment of Proposed Amendments, Proposed Waivers and Consent
   Payments...............................................................  28
EXHIBIT A--PROPOSED AMENDMENTS............................................ A-1
EXHIBIT B--PROPOSED WAIVERS............................................... B-1

                                 INTRODUCTION

  The Company is hereby seeking, upon the terms and subject to the conditions set forth in this Consent Solicitation Statement and the related forms of consent included herewith (referred to collectively herein as the "Consent"), the consent of the Holders of Notes to the Proposed Amendments, Proposed Waivers and the Release. The Company will enter into a Registration Rights Agreement between the Company and Holders who deliver properly executed Consents and who hold Registrable Securities (as defined therein) in connection with the shares of Common Stock issued pursuant to the Consent Solicitation. For more discussion of these rights, please see "Registration of the Consent Shares."

  The description of certain portions of the current Indentures and terms of the Proposed Amendments and Proposed Waivers set forth below is only a summary and is qualified by the terms and conditions of the Indentures, certain portions of which are attached to this Consent Solicitation Statement as Exhibit A and Exhibit B, as well as changes to the Indentures pursuant to the Proposed Amendments, which are marked in the sections of the Indentures attached in Exhibit A and Exhibit B. Holders of Notes should carefully review the changes to the Indentures pursuant to the Proposed Amendments and Proposed Waivers before granting the Consents.

  Capitalized terms used below that are not defined in this Consent Solicitation Statement shall have the meanings assigned to them in the Indentures unless otherwise indicated.

                    AVAILABLE INFORMATION; INCORPORATION OF
                        CERTAIN DOCUMENTS BY REFERENCE

  The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following documents, filed with the Securities and Exchange Commission (the "Commission") by the Company, are incorporated herein by reference:

    (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1999;

    (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000;

    (iii) the Company's Reports on Form 8-K filed on February 22, March 3, April 4, April 20, May 18 and August 18, 2000; and

    (iv) the Company's Proxy Statement dated May 17, 2000 relating to the Company's Annual Meeting of Stockholders held on June 19, 2000.

  In addition, all documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the Consent Solicitation shall be deemed to be incorporated by reference in this Consent Solicitation Statement and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

  Any reports or documents filed by the Company with the Commission may be inspected and copied at the Public Reference Section of the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of such reports or other documents may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site that contains reports and other information that is filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. The Web site can be accessed at http://www.sec.gov.

  Statements made in this Consent Solicitation Statement concerning the provisions of any contract, agreement, indenture, or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

  THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, SUBSEQUENT TO THE DATE THEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT OR IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THEREOF, AS THE CASE MAY BE.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE CONSENT SOLICITATION OTHER THAN AS EXPRESSLY SET FORTH IN THIS CONSENT SOLICITATION STATEMENT AND IN THE FORM OF CONSENT. ANY INFORMATION OR REPRESENTATIONS NOT SET FORTH IN THIS CONSENT SOLICITATION STATEMENT, IN A SUPPLEMENT HERETO, OR IN THE FORM OF CONSENT ARE NOT AUTHORIZED AND SHOULD NOT BE RELIED UPON.

  The Company will provide without charge to each person to whom this Consent Solicitation Statement is delivered, upon request of such person, copies of the Indentures and the proposed forms of the Supplemental Indentures, and of any or all information incorporated by reference in this Consent Solicitation Statement and not attached hereto (not including exhibits to such incorporated information that are not specifically incorporated by reference in such information). Written or telephone requests for such copies should be directed to the Information Agent at its address or telephone number set forth on the back cover page of this Consent Solicitation Statement.

                          FORWARD-LOOKING STATEMENTS

  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. The Company and its representatives may from time to time make written or oral statements that are "forward-looking" including statements contained in this Consent Solicitation Statement and in filings with the Securities and Exchange Commission and in reports to the Company's stockholders. Certain statements, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "estimates," and words of similar import constitute "forward-looking statements" and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the availability of funding for operations; the outcome of the Securities Actions and other current litigation, governmental investigations and related proceedings; the ability of the Company to service its high level of indebtedness; the ability to attract and retain qualified management; the ability of new management to implement a successful strategy; whether the Company's lenders continue to forbear from accelerating the Company's senior debt obligations; the Company's success in obtaining from its bondholders waivers of defaults under its senior subordinated notes; the actions of the Company's competitors; general economic and business conditions; industry trends; demographics; raw material costs; integration of acquired businesses into the Company; the ability to successfully consolidate its operations; terms and development of capital; and changes in, or the failure or inability to comply with, governmental rules and regulations, including, without limitation, FDA and environmental rules and regulations. Given these uncertainties, undue reliance should not be placed on such forward-looking statements. Unless otherwise required by law, the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

                  BACKGROUND AND PURPOSES OF THE SOLICITATION

The Company

  The Company is a leading producer and marketer of premium branded food products including Duncan Hines(R) baking mix products, Mrs. Butterworth's(R) and Log Cabin(R) syrup products, Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood products, Aunt Jemima(R) frozen breakfast products, Celeste(R) frozen pizza, Chef's Choice(R) frozen skillet meals and Lender's(R) bagel products. The Company has acquired premium, well recognized brands with strong brand equity that have been undermarketed and undermanaged in recent years and have become non-core businesses to their corporate parents. The Company's objective is to renew the growth of its brands by giving them the focus, strategic direction, marketing resources and dedicated sales and marketing organization they have lacked in recent years. The Company then seeks to sustain the growth of the brands with high levels of marketing support directed towards consumer promotions, new products and new packaging. Each of the Company's brands is a leading national brand with significant market share and strong consumer awareness. The Company competes in two segments of the food industry, dry grocery and frozen food, and sells its products nationwide to supermarkets and other retail channels. The Company sells its products through food brokers to wholesale and retail grocery accounts. The products are distributed either directly to the customer or through independent wholesalers. The Company also sells its syrup and frozen food products in the food service distribution channel. Food service customers include military bases, restaurant chains and business/industry.

  The Company was incorporated in Delaware on June 19, 1998, as the successor to Aurora Foods Holdings Inc. ("Holdings") and its subsidiary, AurFoods Operating Co., Inc. (formerly known as Aurora Foods Inc.) ("AurFoods"), both of which were incorporated in Delaware in December 1996. AurFoods was wholly-owned by Holdings, which in turn was wholly-owned by MBW Investors LLC ("MBW LLC"). AurFoods was formed for the purpose of acquiring the Mrs. Butterworth's syrup business ("MBW") from Conopco, Inc., a subsidiary of Unilever United States, Inc. ("Conopco" or the "Predecessor"). AurFoods subsequently acquired the Log Cabin syrup business ("LC") from Kraft Foods, Inc. ("Kraft") in July 1997 and the Duncan Hines baking mix business ("DH") from The Procter & Gamble Company ("P&G") in January 1998.

  Van de Kamp's, Inc. ("VDK") was a wholly-owned subsidiary of VDK Holdings, Inc., a Delaware corporation ("VDK Holdings"), and was incorporated in Delaware in July 1995 for the purpose of acquiring the Van de Kamp's frozen seafood and frozen dessert businesses from The Pillsbury Company in September 1995. VDK then acquired the Mrs. Paul's frozen seafood business from the Campbell Soup Company in May 1996 and the Aunt Jemima frozen breakfast and Celeste frozen pizza businesses from Quaker Oats in July 1996. VDK Holdings was wholly-owned by VDK Foods LLC ("VDK LLC"). On April 8, 1998, MBW LLC and VDK LLC formed Aurora/VDK LLC ("New LLC"). MBW LLC contributed all of the capital stock of Holdings and VDK LLC contributed all of the capital stock of VDK Holdings to New LLC (the "Contribution").

  On July 1, 1998, Holdings, AurFoods, VDK Holdings and VDK merged with and into the Company, and the Company consummated an initial public offering of 12,909,372 shares of its Common Stock (the "IPO"). Concurrently with the IPO, New LLC also sold 1,590,628 shares of the Company's Common Stock to the public at a price of $21.00 per share. Also, concurrently with the IPO, the Company issued $200 million aggregate principal amount of the July 1998 8 3/4% Notes and borrowed $225.0 million of senior secured term debt and $99.0 million out of a total of $175.0 million of available senior secured revolving debt.

  On April 1, 1999, the Company acquired 100% of the stock in Sea Coast Foods, Inc. ("Sea Coast") from Galando Investment Limited Partnership, Carey-On Limited Partnership, Joseph A. Galando, Barbara J. Galando, Stanley J. Carey and Mary K. Carey. The purchase price for Sea Coast was $62.8 million, including $7.9 million of the purchase price paid in the three month period ended June 30, 2000. Sea Coast markets the line of Chef's Choice frozen skillet meals.

  On November 1, 1999, the Company acquired all the assets and certain liabilities of the Lender's Bagel business ("Lender's") for a purchase price of $275.5 million from The Eggo Company, a subsidiary of the Kellogg Company. Concurrently with the acquisition of Lender's, the Company borrowed $275.0 million of additional senior secured term debt under its senior credit facilities.

Restatement of Financial Results

  On February 11, 2000, after discussions with the Company's auditors, Pricewaterhouse Coopers LLP, the Company's Board of Directors, formed a special committee (the "Special Committee") to conduct an investigation into the Company's application of its accounting policies. The Special Committee retained legal counsel, which retained an independent accounting firm to assist in the investigation. The Board of Directors has determined that the Special Committee's role in the investigation has been concluded and that further matters relating to the accounting matters will be addressed by the Board of Directors as a whole.

  Prior to the issuance of the Company's financial statements as of and for the year ended December 31, 1999, it was determined that the results reported in the Company's Form 10-K as of and for the year ended December 31, 1998 as well as the unaudited interim results reported in the Company's Forms 10-Q as of and for the periods ended September 30, 1998, March 31, 1999, June 30, 1999 and September 30, 1999 were misstated. Upon further investigation, it was determined that liabilities that existed for certain trade promotion and marketing activities and other expenses (primarily sales returns and allowance, distribution and consumer marketing) were not properly recognized as liabilities and that certain assets were overstated (primarily accounts receivable, inventories and fixed assets). In addition, certain activities were improperly recognized as sales. As a result, the financial statements as of and for the year ended December 31, 1998 as well as the unaudited quarterly financial data as of and for the interim periods ended September 30, 1998, March 31, 1999, June 30, 1999 and September 30, 1999 have been restated. The restated financial statements as of and for the year ended December 31, 1998 have been included in the consolidated financial statements included in the Company's Form 10-K as of and for the year ended December 31, 1999. All restated financial information included in the Company's Form 10-K as of and for the year ended December 31, 1999 has been adjusted to properly expense costs and recognize revenues in accordance with generally accepted accounting principles and the Company's stated accounting policies included in the notes to the consolidated financial statements.

  For the year ended December 31, 1998, these misstatements primarily understated trade promotions expense by $28.5 million, overstated net sales by $4.6 million, understated brokerage and distribution expense by $2.8 million and understated cost of goods sold by $1.4 million. After adjusting for the misstatements, the Company recalculated its income tax provision, reducing income tax expense by $14.5 million. The impact of the misstatements on reported operating results for the year ended December 31, 1998, was to overstate gross profit by $6.0 million, operating income by $38.3 million and net income by $23.8 million. For the nine months ended September 30, 1999, these misstatements primarily understated trade promotions expense by $15.2 million, overstated net sales by $20.8 million and understated cost of goods sold by $5.0 million. After adjusting for the misstatements, the Company recalculated its income tax provision, reducing income tax expense by $16.9 million. The impact of the misstatements for the nine months ended September 30, 1999, was to overstate gross profit by $25.8 million, operating income by $43.3 million and net income by $26.4 million.

Senior Credit Facility

  The Company is party to a Credit Agreement (as defined herein) with a syndicate of financial institutions providing for a $570 million senior secured term loan facility, divided into a Term A facility and a Term B facility, and a $175 million senior secured revolving credit facility. At August 15, 2000, the Company had no unused commitments on its senior secured term loan facility and approximately $170.6 million outstanding under its revolving credit facility. Currently, outstanding borrowings under the revolving credit and Term A facilities under the Credit Agreement bear interest at a prime rate plus 2.25% or, alternatively, the one-, two- or three-month Eurodollar rate plus 3.25%, and outstanding borrowings under the Term B facility bear interest at a prime rate plus 2.75% or, alternatively, the one-, two- or three-month Eurodollar rate plus 3.75%. There is a commitment fee of .50% per annum payable monthly on the unused portions of the revolving credit facility. The Credit Agreement requires the Company to comply with various covenants including, without limitation, those limiting debt, dividends and other restricted payments and capital expenditures, and also requires that the Company maintain certain financial ratios.

  As a result of the restatements of the Company's financial statements described above, the Company was in default of a number of terms of the Credit Agreement as of March 2000. The Company and the senior lenders amended the Credit Agreement (the "Amended Credit Agreement"). The Amended Credit Agreement includes provisions that:

  .  modify the financial covenants for the remainder of fiscal year 2000;

  . waive certain existing defaults of covenants and breaches of representations and warranties;

  . revise the interest rate on borrowings made pursuant to the facility and commitment fees with respect thereto as described above; and

  .  permit the sale by the Company of certain accounts receivable.

  In addition to the above amendments, the senior lenders agreed to forbear through September 30, 2000 from exercising their remedies with respect to cross-defaults with the terms of the Indentures, under which events of default also occurred due to the restatements. One purpose of this Consent Solicitation is to bring the Notes into compliance and also cure any related cross-defaults under the Credit Agreement. In the event that the Requisite Consents are not obtained by September 30, 2000, the senior lenders could exercise their rights under the Amended Credit Agreement. Such rights include the right to cause the acceleration of approximately $741 million of senior debt plus accrued and unpaid interest. In such an event, the Company could, inter alia, be forced to seek protection under federal bankruptcy or similar laws.

  Following an acceleration of the senior debt, the Company would be prohibited, under the terms of the Amended Credit Agreement, from paying any principal of or interest on the Notes for an indefinite period of time. In addition, if the Requisite Consents are not obtained by September 30, 2000, and the senior lenders choose not to accelerate, they will still have the right to prohibit the Company from making any payments of principal of or interest on the Notes for a period of 179 days from the date they deliver a notice to the Company to such effect.

Senior Subordinated Notes

  As a result of the restatements of the Company's financial statements described above, the Company was in default of a number of terms of the Indentures governing the Notes. Beginning in the spring of 2000, the Company initiated discussions with the holders of the Notes in an attempt to reach an agreement with the holders of Notes to amend the Indentures and waive past defaults. In May 2000, legal and financial representatives of the Company met with legal and financial representatives of the bondholder steering committee (the "Steering Committee") to present terms of a proposed consent solicitation. The Steering Committee retained Debevoise & Plimpton as its legal advisors and Houlihan Lokey Howard & Zukin as its financial advisors (together, the "Steering Committee Advisors"). The negotiations continued between the parties through August 17, 2000, when the Company announced that it had reached an agreement in principle with the Steering Committee. The Steering Committee has advised the Company that its members will execute the Consents. The Company has agreed to pay the fees of the Steering Committee Advisors. If the Company does not receive the Requisite Consents to effect the Proposed Amendments and Proposed Waivers, the Notes will remain in default. Upon notice to the Company by the Trustee or upon notice by the holders of 25% of the outstanding amount of each issue of the Notes to the Company and the Trustee, and after the Company fails to cure such defaults, the principal and accrued and unpaid interest on each such issue may be accelerated. In such an event, the Company could, inter alia, be forced to seek protection under federal bankruptcy or similar laws. See "The Consent Solicitation--Failure to Obtain Requisite Consents" for a discussion of the seniority of potential remedies.

Recent Developments

 Accounts Receivable Sale

  On April 19, 2000, the Company entered into an agreement pursuant to which The Chase Manhattan Bank ("Chase") agreed to purchase from time to time (the "Receivables Sale") certain of the Company's accounts receivable (the "Receivables Purchase Facility"). The agreement provides that the purchaser's net investment in respect of purchased and uncollected accounts receivable outstanding at any given time may not exceed $60 million. Funds affiliated with Fenway Partners, Inc., McCown De Leeuw & Co. and UBS Capital have agreed to subscribe for, on a subordinated basis, not less than 15% of the Receivables Purchase Facility. The purchase price for receivables acquired will be net of a customary discount. The Company has agreed to pay customary fees to Chase in connection with the Receivables Purchase Facility. The agreement also contains customary representations, warranties and covenants by the Company. The term of the Receivables Purchase Facility is 364 days, and it may be terminated by the Company upon five days' prior written notice to Chase. The Indentures require (before giving effect to the Proposed Amendments), an amount equal to the net proceeds from the sale of such accounts receivable to be applied within one year following such sale to the repayment of senior debt or the purchase of property and assets used in the Company's business or, if not so applied within such period, to the funding of an offer to repurchase Notes.

 The Consolidation

  In April 2000, the Company announced that it intended to consolidate operations located in Columbus, Ohio into its St. Louis, Missouri headquarters. As a result, the Company recorded a one-time charge of $6.6 million (including a non-cash charge of $3.1 million) in the second quarter of 2000 to reflect the costs of such measures, including the consolidation of all the Company's managerial functions into its existing St. Louis offices and the closure of its Columbus and San Francisco locations (the "Consolidation").

 The Investigations

  The Company has been informed that the Securities and Exchange Commission (the "SEC") and the Department of Justice (the "DOJ") are conducting investigations relating to the events that resulted in the restatement of the Company's financial statements for prior periods. The SEC and DOJ have requested that the Company provide certain documents relating to the Company's historical financial statements. The Company is cooperating with the SEC and the DOJ in connection with both investigations. The Company cannot predict the outcome of either governmental investigation. An adverse outcome in either proceeding may have a material adverse effect on the Company.

 The Equity Issuance

  Certain existing stockholders including funds affiliated with Fenway Partners, Inc., McCown DeLeeuw & Co. and UBS Capital (the "Investors") of the Company have agreed to purchase approximately $15 million of convertible preferred stock of the Company (the "Preferred Stock"), subject to the successful completion of the Consent Solicitation (the "New Equity Financing"). The Preferred Stock will rank senior to all other series and classes of the Company's capital stock. Dividends will be payable at 8% per year, compounded semi-annually, and payable at the Company's option in additional shares of Preferred Stock. The Preferred Stock shall be purchased at a price of $4.00 (the "Purchase Price") per share. The Preferred Stock will have a liquidation preference over all other series and classes of the Company's capital stock equal to the Purchase Price per share plus any accrued but unpaid dividends. The Preferred Stock may be converted at any time at the option of the holder into shares of Common Stock based on the average closing price for the 10 consecutive trading days commencing 5 business days following the Company's announcement of receipt of the Requisite Consents. The conversion price of the Preferred Stock will be subject to weighted average anti-dilution protection for certain future issuances of the Company's equity. The holders of Preferred Stock will have voting rights on matters customarily subject to the vote of preferred stockholders. An outstanding share of Preferred Stock will entitle the holder to the number of votes equal to the number of shares of Common Stock that will be received upon conversion of such shares of Preferred Stock. The holders of the Preferred Stock shall be entitled to certain registration rights upon conversion of the Preferred Stock into Common Stock. In addition to the successful completion of the Consent Solicitation, the obligation of the Investors to purchase the Preferred Stock is subject to certain customary conditions precedent including (i) the absence of material adverse information since June 30, 2000 with regard to certain conditions, whether or not previously disclosed to the Investors; (ii) the absence of material changes in the capital stock or long-term debt of the Company; (iii) the completion of reasonably satisfactory legal documentation;
(iv) receipt of approval of the transaction by disinterested directors of the Company and any governmental agencies; and (v) the absence of any material litigation not already disclosed to the Investors. In addition, the Indentures require that the Company receive a fairness opinion in connection with the New Equity Financing. To avoid the unnecessary expense of receiving an opinion, the Company is requesting that this requirement be waived as part of this Consent Solicitation.

Purposes of the Solicitation

  Set forth below is a summary of the changes to the Indentures and the rationale for such changes. Holders of Notes should carefully review this entire Consent Solicitation Statement and the Exhibits hereto.

  Indenture dated as of July 1, 1998, as amended, relating to the July 1998 8 3/4% Notes ("the 8 3/4% Indenture")

      Amendments to increase optional redemption premium. On or after July 1, 2003, the Company may redeem the July 1998 8 3/4% Notes. The Proposed Amendments would increase the redemption price as follows:

       Year                                                     Redemption Price
       ----                                                     ----------------
       2003....................................................     106.375%
       2004....................................................     104.250%
       2005....................................................     102.125%
       2006 and thereafter.....................................     100.000%

      Amendments necessary to allow the Company to use the proceeds from its sale of accounts receivable for working capital and general corporate purposes. The 8 3/4% Indenture presently restricts the application of proceeds that the Company receives upon the sale of assets. The proposed amendments would permit the Company to use the proceeds from the Receivables Sale as a general source of liquidity for operations and to pay interest on its outstanding debt. When it is able to do so, the Company intends to replace the Receivables Sale as a financing mechanism with an increase in availability under the Credit Agreement.

      Amendments necessary to allow the Company to continue the sale/leaseback arrangement with the City of Jackson, Tennessee. The Company entered into the arrangement dated December 31, 1999 with the City of Jackson (the "City") to obtain a partial abatement of taxes (the "Tennessee Transaction"). In summary, the City purchased certain equipment (the "Equipment") of the Company for an aggregate purchase price of $13,003,500. The purchase was financed through an Industrial Development Revenue Note (the "IDR Note") whereby the City will pay the Company six equal annual installments of $2,167,250, plus interest at six percent (6%) per annum, commencing on December 20, 2000. In conjunction with the Equipment sale, the Company executed an Industrial Lease whereby it agreed to lease the purchased equipment from the City for six years with annual rental payments beginning at $2,947,460 on December 20, 2000 and declining to $2,297,285 in the sixth year, with each such annual payment being exactly equal to the City's corresponding annual payment on the IDR Note, plus $100 per year and certain payments in lieu of taxes.

      By transferring title in the Equipment to the City, the Company is able to avoid paying ad valorem property taxes on the Equipment. The rental payments are deductible for the Company as a business expense, whereas the City, as a tax-exempt governmental organization, does not pay taxes on the rental income. The Tennessee Transaction violates terms of the 8 3/4% Indenture regarding sales of assets, restricted payments and limitations on indebtedness. The Proposed Amendments would permit the Company to continue this arrangement.

      Amendments necessary to modify the definition of consolidated cash flow in the 8 3/4% Indenture to include expenses incurred in connection with the Consolidation, the accounting investigation and the Consent Solicitation. The Company has announced the Consolidation. The recent internal and governmental investigations into accounting matters, the restatements of the Company's financial statements, recruitment of new management and related matters including this Consent Solicitation and the proposed issuance of the Consent Shares and the associated expense (the "Company Recent Events") have resulted in extraordinary expenses to the Company. The Proposed Amendments would modify the definition of consolidated cash flow in the 8 3/4% Indenture to include expenses related to the Consolidation and the Company Recent Events. The Proposed Amendments would modify the definition of consolidated interest expense in the 8 3/4% Indenture to exclude any interest expense incurred as a result of the Consent Solicitation or issuance of the Consent Shares.

      Amendments necessary to permit the refinancing of current debt. The Company has proposed waivers of debt incurred in violation of the 8 3/4% Indenture. The Proposed Amendments would permit the Company to refinance its currently outstanding debt.

      Amendments necessary to permit the incurrence of an additional $90 million of indebtedness less any amounts outstanding under an accounts receivable purchase facility. The Company intends to restructure the accounts receivable sale facility and utilize an additional revolving credit facility to fund working capital needs. The Proposed Amendments would permit the Company to incur such indebtedness.

      Waivers necessary in connection with the restatement of financial results. The restatement of the Company's financial statements resulted in a consolidated coverage ratio below 2:1. Under the terms of the 8 3/4% Indenture, failure to meet the ratio restricts the Company's ability to incur additional indebtedness. Debt that the Company incurred from September 30, 1999 through April 2000 resulted in a default under the 8 3/4% Indenture. The Proposed Waivers would cure these past defaults.

      Waivers necessary in connection with the Tennessee Transaction. The Tennessee Transaction violates terms of the 8 3/4% Indenture regarding sales of assets, restricted payments and limitations on indebtedness. The Proposed Waivers would cure this past default.

      Waivers necessary in connection with the New Equity Financing. The 8 3/4% Indenture would require a fairness opinion in connection with the New Equity Financing. To avoid unnecessary expense, the Company is requesting that this requirement be waived. See "Recent Developments-- The Equity Issuance" for a more complete discussion of the New Equity Financing.

  Indenture dated as of February 10, 1997, as amended, relating to the February 1997 9 7/8% Notes and Indenture dated as of July 1, 1997, as amended, relating to the July 1997 9 7/8% Notes (together, the "9 7/8% Indentures.")

      Amendments to increase optional redemption premium. On or after February 15, 2002, the Company may redeem the February 1997 9 7/8% Notes and the July 1997 9 7/8% Notes. The Proposed Amendments would increase the redemption price as follows:

       Year                                                     Redemption Price
       ----                                                     ----------------
       2002....................................................    106.9375%
       2003....................................................    104.6250%
       2004....................................................    102.3125%
       2005 and thereafter.....................................    100.0000%

      Amendments to establish reasonable debt and other restrictions. The 9 7/8% Indentures limit the bank debt that the Company may have outstanding to $60 million, and place restrictions on additional indebtedness the Company may incur without compliance with the consolidated coverage ratio. The Proposed Amendments would align the debt covenants with those of the July 1998 8 3/4% Notes (i.e., $400 million bank debt, $15 million in other indebtedness and $90 million of additional bank indebtedness) as well as increasing the threshold for certain actions to $5 million under the asset sale covenant. The Company intends to restructure the accounts receivable sale facility and utilize an additional revolving credit facility of up to $90 million less any amounts outstanding under an accounts receivable purchase facility to fund working capital needs. The proposed amendments would also permit the Company to incur such indebtedness.

      Amendments necessary to allow the Company to use the proceeds from its sale of accounts receivable for working capital and general corporate purposes. The 9 7/8% Indentures presently restrict the application of proceeds that the Company receives upon the sale of assets. The Proposed Amendments would permit the Company to use the proceeds from the Receivables Sale as a general source of liquidity for operations and to pay interest on its outstanding debt. When it is able to do so, the Company intends to replace the Receivables Sale as a financing mechanism with an increase in its Senior Credit Facility.

      Amendments necessary to allow the Company to continue the Tennessee Transaction. The Tennessee Transaction violates terms of the 9 7/8% Indentures regarding sales of assets, restricted payments and limitations on indebtedness. The Proposed Amendments would permit the Company to continue this arrangement. See "Purposes of the Solicitation--The 8 3/4% Indenture" for a more complete description of the Tennessee Transaction.

      Amendments necessary to modify the definition of consolidated cash flow in the Indentures to include expenses incurred in connection with the Consolidation, the accounting investigation and the Consent Solicitation. The Company has announced the Consolidation. The Company Recent Events have resulted in extraordinary expenses to the Company. The Proposed Amendments would modify the definition of consolidated cash flow in the 9 7/8% Indentures to include expenses related to the Consolidation and the Company Recent Events. The Proposed Amendments would modify the definition of consolidated interest expense in the 9 7/8% Indentures to exclude any interest expense incurred as a result of the Consent Solicitation or issuance of the Consent Shares.

      Amendments necessary to permit the refinancing of current debt. The Company has proposed waivers of debt incurred in violation of the 9 7/8% Indentures. The Proposed Amendments would permit the Company to refinance its currently outstanding debt.

      Waivers necessary in connection with the restatement of financial results. The restatement of the Company's financial statements resulted in a consolidated coverage ratio below 2:1. Under the terms of the 9 7/8% Indentures, failure to meet the ratio restricts the Company's ability to incur additional indebtedness. Debt that the Company incurred from March 31, 1999 through April 2000 resulted in a default under the 9 7/8% Indentures. The Proposed Waivers would cure these past defaults.

      Waivers necessary in connection with the Tennessee Transaction. The Tennessee Transaction violates terms of the 9 7/8% Indentures regarding sales of assets, restricted payments and limitations on indebtedness. The Proposed Waivers would cure this past default.

      Waivers necessary in connection with the New Equity Financing. The 9 7/8% Indentures would require a fairness opinion in connection with the New Equity Financing. To avoid unnecessary expense, the Company is requesting that this requirement be waived. See "Recent Developments-- The Equity Issuance" for a more complete discussion of the New Equity Financing.

The Proposed Amendments, Waivers and Release

  Exhibit A attached hereto sets out the Proposed Amendments. If the Requisite Consents are obtained, the terms of the Proposed Amendments will become operative upon execution of the Supplemental Indentures. In accordance with the Indentures, the Proposed Amendments, when operative, will be binding upon all Holders of Notes regardless of whether or not any particular Holder of Notes has delivered a Consent. The Proposed Amendments, when operative, will, in general, modify certain provisions of the Indentures to permit or require the Company:

  The 8 3/4% Indenture

      (i) to increase by 2% in each year the redemption price payable upon optional redemption by the Company to be as follows:

                                                                      Redemption
       Year                                                             Price
       ----                                                           ----------
       2003..........................................................  106.375%
       2004..........................................................  104.250%
       2005..........................................................  102.125%
       2006 and thereafter...........................................  100.000%

      (ii) to delete the requirement of permitted applications of amounts equal to the net proceeds of asset sales insofar as such requirement applies to the Receivables Sale;

      (iii) to continue to be a party to the Tennessee Transaction;

      (iv) to modify the definition of consolidated cash flow in the 8 3/4% Indenture to include expenses incurred in connection with (x) the Consolidation and the Company Recent Events and (y) the Consent Solicitation, including expenses relating to the issuance of the Consent Shares;

      (v) to deduct from "Consolidated Interest Expense" any interest expense incurred as a result of the Consent Solicitation or issuance of the Consent Shares;

      (vi) to refinance its currently outstanding debt; and

      (vii) to incur an additional $90 million of indebtedness less any amounts outstanding under an accounts receivable purchase facility.

  The 9 7/8% Indentures

      (i) to increase by 2% in each year the redemption price payable upon optional redemption by the Company to be as follows:

                                                                      Redemption
       Year                                                             Price
       ----                                                           ----------
       2002..........................................................  106.9375%
       2003..........................................................  104.6250%
       2004..........................................................  102.3125%
       2005 and thereafter...........................................  100.0000%

      (ii) to incur indebtedness to the same extent as permitted by the 8 3/4% Indenture, and to increase the threshold under the asset sale covenant from $1 million to $5 million as permitted by the 8 3/4% Indenture;

      (iii) to incur an additional $90 million of indebtedness less any amounts outstanding under an accounts receivable purchase facility;

      (iv) to delete the requirement of permitted applications of amounts equal to the net proceeds of asset sales insofar as such requirement applies to the Receivables Sale;

      (v) to continue to be a party to the Tennessee Transaction;

      (vi) to modify the definition of consolidated cash flow in the 9 7/8% Indentures to include expenses incurred in connection with (x) the Consolidation and the Company Recent Events and (y) the Consent Solicitation, including expenses relating to the issuance of the Consent Shares;

      (vii) to deduct from "Consolidated Interest Expense" any interest expense incurred as a result of the Consent Solicitation or issuance of the Consent Shares; and

      (viii) to refinance its currently outstanding debt.

  Exhibit B attached hereto sets out the Proposed Waivers. If the Requisite Consents are obtained, the terms of the Proposed Waivers will become operative upon delivery of a notice to the Wilmington Trust Company, as Trustee (the "Trustee") under the Indentures. The Proposed Waivers, when operative, will, in general, consent to the waiver and the notification of the Trustee of the waiver of:

  The 8 3/4% Indenture

      1. Waiver of Defaults pursuant to Section 4.3 (Limitation on Indebtedness) of the 8 3/4% Indenture resulting from the Company's Incurrence of additional Indebtedness in violation of the consolidated coverage ratio from September 30, 1999 through April 30, 2000.

      2. Waiver of Defaults pursuant to Sections 4.4 (Limitation on Restricted Payments) and 4.6 (Limitation on Sales of Assets) of the 8 3/4% Indenture resulting from the Tennessee Transaction.

      3. Waiver of prospective Defaults pursuant to Section 4.7
    (Limitations on Affiliate Transactions) of the 8 3/4% Indenture resulting from the failure to obtain a fairness opinion in connection with the New Equity Financing.

  The 9 7/8% Indentures

      1. Waiver of Defaults pursuant to Section 4.3 (Limitation on Indebtedness) of the 9 7/8% Indentures resulting from the Company's Incurrence of additional Indebtedness in violation of the consolidated coverage ratio from March 31, 1999 through April 30, 2000.

      2. Waiver of Defaults pursuant to Sections 4.4 (Limitation on Restricted Payments) and 4.6 (Limitation on Sales of Assets) of the 9 7/8% Indentures resulting from the Tennessee Transaction.

      3. Waiver of prospective Defaults pursuant to Section 4.7
    (Limitations on Affiliate Transactions) of the 9 7/8% Indentures resulting from the failure to obtain a fairness opinion in connection with the New Equity Financing.

The Release

  A properly delivered Consent to the Proposed Amendments and the Proposed Waivers will also act as a Release by the Holder executing such Consent. No Release shall be effective until the Requisite Consents are received and the Effective Date occurs. The Release shall not affect any of the obligations of the Company or any of the rights of the Holders of Notes under the Indentures or the Notes, nor shall the Release affect any disclosure obligations of the Company in connection with the solicitation of Consents and the issuance of the Consent Shares pursuant to this Consent Solicitation Statement.

  If the Requisite Consents are received, the Release shall be enforceable against each Holder who has properly delivered a Consent.

                           THE CONSENT SOLICITATION

  Participation in the Consent Solicitation is voluntary, and beneficial owners of the Notes should consider carefully whether to consent to the Proposed Amendments, Proposed Waivers and Releases. Beneficial owners of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the Proposed Amendments, Proposed Waivers and Releases.

Interest of Certain Persons in the Proposed Amendments and Proposed Waivers

  As of August 15, 2000, none of the Company or any of its affiliates owned, beneficially or of record, any Notes. The Company has had extensive negotiations with representatives of Holders of a majority of the Notes. See "Recent Developments--Negotiations with the Steering Committee" for a description of these discussions.

Terms of the Consent Solicitation

  If the Requisite Consents are received, then the Company will deliver to each Holder properly delivering prior to the Expiration Date a Consent to the Depositary (provided such Consent is not revoked), 17.71078 shares of Common Stock for each $1,000 in principal amount of the Notes as to which such Consent is given (the "Consent Shares"). Only Holders of record as of August 31, 2000 (the "Record Date") may submit a Consent. Holders who do not properly or timely consent to the Proposed Amendments and Proposed Waivers or whose Consent is revoked will not receive Consent Shares with respect thereto, even though the Proposed Amendments and Proposed Waivers, if they become operative, will be binding upon them. The date and time at which the Supplemental Indentures are executed is referred to herein as the "Effective Date." Holders delivering Consents received after the Effective Date but prior to the Expiration Date will nonetheless be entitled to receive the Consent Shares.

  A duly executed Consent (unless revoked as herein provided) shall bind the Holders executing the same, including with respect to the Release contained therein, and any subsequent registered holder or transferee of the Notes to which such Consent relates. However, a Consent may be revoked at any time prior to the Effective Date by the Holder of Notes on the Record Date to which such Consent relates in the manner described herein.

  The term "Holder" means a registered holder of Notes as reflected in the records of the Trustee as of the Record Date. The Company anticipates that DTC, as nominee holder of the Notes, will execute an omnibus proxy which will authorize its participants ("DTC Participants") to consent with respect to the Notes owned by it and held in the name of Cede & Co. as specified on the DTC position listing as of the Record Date. In such case, all references to Holder shall, unless otherwise specified, include DTC Participants.

  The delivery of a Consent to the Proposed Amendments, the Proposed Waivers and Release will not affect a Holder's right to sell or transfer the Notes. Only Holders of record as of the Record Date may submit a Consent.

  Upon receipt of the Requisite Consents (which may occur prior to the Expiration Date), the Company, Sea Coast, as Guarantor, and the Trustee may then execute supplemental indentures (the "Supplemental Indentures") containing the Proposed Amendments. The Company intends to enter into the Supplemental Indentures as soon as practicable after the Requisite Consents have been received. Except as otherwise provided for herein, after the Supplemental Indentures have been executed, no Consent by a Holder may be revoked. If the Requisite Consents are not received by the Depositary by 5:00 p.m., New York City time, on the Expiration Date, then the Company, in its sole discretion, may elect to extend the Expiration Date from time to time as herein provided, in which case all such Consents shall remain valid (subject to revocation as herein provided) until the date and time to which the Expiration Date is so extended.

  The Company expressly reserves the right to extend the Expiration Date beyond 5:00 p.m., New York City time, September 20, 2000, until the Requisite Consents have been obtained, and to terminate the Consent Solicitation at any time prior to the Expiration Date (whether or not the Requisite Consents have been received). Once the Company receives the Requisite Consents, the Company will not terminate the Consent Solicitation prior to the Expiration Date. Any such extension of the Expiration Date shall be effective if the Company gives oral or written notice thereof to the Depositary no later than 9:00 a.m. (and, if such notice is given orally, followed by written notice to the Depositary (given by facsimile or otherwise) no later than 2:00 p.m.), New York City time, on the first business day following any previously announced Expiration Date. Any termination of the Consent Solicitation shall be effective upon written notice thereof from the Company to the Depositary. As promptly as practicable following any such extension or termination, notice thereof shall be given by the Company to each Holder in writing or by press release to the Dow Jones News Service.

  The Company expressly reserves the right to modify, at any time or from time to time prior to the final Expiration Date, the terms of the Consent Solicitation (including modifying the amount or form of consideration to be issued or paid to Holders delivering Consents) and the Proposed Amendments and the Proposed Waivers in any manner it deems necessary or advisable. If the Company delivers an officers' certificate to the Trustee certifying that such modifications are not, in the aggregate, materially adverse to Holders of Notes (compared to the terms of the Consent Solicitation and the Proposed Amendments and the Proposed Waivers described in this Consent Solicitation Statement), Consents given prior to such modifications will remain valid and effective and will constitute Consents to the Proposed Amendments and the Proposed Waivers, as so modified. The Trustee is entitled to rely conclusively on any such certificate. The Company will not be obligated to deliver notice of such modifications to the Holders of Notes prior to executing the Supplemental Indentures. Notwithstanding the foregoing, no reduction in the number of Consent Shares to be issued, the redemption price described herein or any other modifications to the terms of the Consent Solicitation that are, in the aggregate, materially adverse to the Holders of Notes, will be made without at least four business days' notice thereof by written notice to the Holders, with the opportunity for Holders to revoke their Consents during such notice period even if the Effective Date has occurred.

  The Consents are being sought by the Company. The Company has retained MacKenzie Partners, Inc. (the "Information Agent") to aid in the Consent Solicitation process.

Determination of Number of Consent Shares

  The number of Consent Shares to be issued to Holders who have properly delivered Consents will be 17.71078 shares of the Common Stock, multiplied by each $1,000 in principal amount of Notes as to which a Consent is given. If a Holder would otherwise be entitled to receive a fraction of a share of Common Stock, the Holder will be paid in cash without interest in an amount equal to the fraction of a share of Common Stock that the Holder is entitled to receive multiplied by the average of the closing prices of Common Stock over the ten trading days beginning on the trading day after the Expiration Date (the "Average Share Price"). Such cash amounts, together with the Consent Shares, are sometimes referred to herein as the "Consent Payments."

Restricted Stock

  Neither the SEC nor any state securities commission has approved or disapproved of the Common Stock to be issued in respect of the Consents or passed upon the adequacy or accuracy of this Consent Solicitation Statement. Any representation to the contrary is a criminal offense.

  The Common Stock to be issued in respect of the Consents has not been registered under the Securities Act, or the securities laws of any other jurisdiction. Unless it is registered, such Common Stock may be offered only in transactions exempt from registration under the Securities Act, or the securities laws of any other jurisdiction. Please see "Registration of the Consent Shares" for a description of certain registration rights. Such Common Stock will be issued in reliance upon an exemption from registration under the securities act for an offer and sale of securities which does not involve a public offering. Accordingly, each holder who wishes to consent will be required to make certain acknowledgments, representations and agreements as set forth in the Consent.

Consent Procedures

  Holders who wish to consent to the Proposed Amendments, Proposed Waivers and Release should so indicate by marking the appropriate box on the applicable Consent included herewith, and completing, signing, dating and delivering such Consent to the Depositary in the manner set forth below. Holders should complete a Consent that corresponds to each series of Notes held by such Holder. However, if none of the boxes on the Consent is checked, but the Consent is otherwise properly completed, signed, dated and delivered, the Holder will be deemed to have consented to the Proposed Amendments, Proposed Waivers and Release with respect to all Notes held by such Holder.

  Consents executed by a Holder of Notes should be executed in exactly the same manner as such Holder's name(s) appear(s) on the Notes. If Notes to which a Consent relates are held by two or more joint Holders, all such Holders should sign the Consent. If a Consent is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other registered holder acting in a fiduciary or representative capacity, such person should so indicate when signing and should submit to the Depositary appropriate evidence (satisfactory to the Company) of such person's authority to act, along with the Consent. If Notes are registered in different names, separate Consents must be executed by each such Holder. Consents by DTC Participants whose Notes are registered in the name of Cede & Co. should be signed in the manner in which their names appear on the position listing of Cede & Co. with respect to the Notes.

  Subject to the terms and conditions set forth in this Consent Solicitation Statement, the Company will count toward the Requisite Consents all properly completed and executed Consents received by the Depositary (and not subsequently revoked) prior to the Expiration Date. All questions as to the validity, form, eligibility (including the time of receipt) and acceptance of Consents and revocations will be resolved by the Company in its reasonable discretion, whose determination shall be final and binding, subject only to the review and approval of the Depositary with respect to proof of execution and ownership. The Company reserves the right to reject any and all Consents not validly given, or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. If the Company rejects a Consent, such Consent will not be counted toward the Requisite Consents and the Company will not be obligated to issue any Consent Shares in respect of such rejected Consent. The Company also reserves the right (subject to such review and approval of the Depositary) to waive any defects, irregularities or conditions of delivery as to particular Consents. Unless waived, all such defects and irregularities must be cured prior to the Expiration Date, and any Consent with such a defect or irregularity will not be deemed to have been properly given until so cured or waived. The Company shall use reasonable efforts to notify a Holder, at the address provided by such Holder, of any such defects or irregularities. The Company's interpretation of the Consent procedures shall be conclusive and binding. After the Effective Date, all Holders, including non-consenting Holders and all subsequent holders, of the Notes will become bound by the terms of the Proposed Amendments and the Proposed Waivers.

Requisite Consents

  Adoption of the Proposed Amendments and the Proposed Waivers requires the receipt of the Requisite Consents, consisting of the valid and unrevoked Consents of Holders holding not less than a majority in aggregate principal amount of each of the July 1998 8 3/4% Notes, the February 1997 9 7/8% Notes and the July 1997 9 7/8% Notes, outstanding on the Record Date.

 The July 1998 8 3/4% Notes

  As of the Record Date, $200,000,000 aggregate principal amount of the July 1998 8 3/4% Notes were outstanding. Accordingly, the Proposed Amendments and Proposed Waivers must be approved by Holders of more than $100,000,000 aggregate principal amount of the July 1998 8 3/4% Notes.

 The February 1997 9 7/8% Notes

  As of the Record Date, $100,000,000 aggregate principal amount of the February 1997 9 7/8% Notes were outstanding. Accordingly, the Proposed Amendments and Proposed Waivers must be approved by Holders of more than $50,000,000 aggregate principal amount of the February 1997 9 7/8% Notes.

 The July 1997 9 7/8% Notes

  As of the Record Date, $100,000,000 aggregate principal amount of the July 1997 9 7/8% Notes were outstanding. Accordingly, the Proposed Amendments and Proposed Waivers must be approved by Holders of more than $50,000,000 aggregate principal amount of the July 1997 9 7/8% Notes.

  The failure of a Holder of Notes to deliver a Consent will have the same effect as if such Holder had voted "AGAINST" the Proposed Amendments and Proposed Waivers, and if the Requisite Consents are received and the Expiration Date occurs, any Holder that failed to deliver a Consent prior to the Expiration Date will not receive the Consent Shares.

Failure to Obtain Requisite Consents

  In the event the Requisite Consents are not obtained or the Consent Solicitation is terminated, no Consent Shares will be issued and the Proposed Amendments, the Proposed Waivers and the Releases will not become effective. If the Requisite Consents are not received, the Company will continue to be in default under the Indentures and the Trustee by notice to the Company or the Holders of at least 25% in outstanding principal amount of any issue of the Notes by notice to the Company and the Trustee, may, after the Company fails to cure such defaults, declare the principal of and accrued and unpaid interest on such issue of Notes due and payable. In the event that the Requisite Consents are not obtained by September 30, 2000, the senior lenders could exercise their rights under the Amended Credit Agreement. Such rights could include the acceleration of approximately $741 million of senior debt plus accrued and unpaid interest. The rights of the senior lenders may be exercised prior to any remedies available to the Holders. If such events were to occur, the Company could be forced to seek protection under federal bankruptcy laws.

  Following an acceleration of the senior debt, the Company would be prohibited, under the terms of the Amended Credit Agreement and the Indentures, from paying any principal of or interest on the Notes for an indefinite period of time. In addition, if the Requisite Consents are not obtained by September 30, 2000, and the senior lenders choose not to accelerate, they will still have the right to prohibit the Company from making any payments of principal of or interest on the Notes for a period of 179 days from the date they deliver a notice to the Company to such effect.

Revocation of Consents

  Each properly completed and executed Consent will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revoking Consents described below has been followed. A revocation of a Consent (a "Revocation of Consent") delivered by a Holder of Notes on the Record Date before the Effective Date shall be deemed to supersede any earlier Consents relating to the same Notes and a Consent delivered by a Holder of Notes on the Record Date before the Expiration Date shall be deemed to supersede any earlier Consents or Revocations of Consent relating to the same Notes. Pursuant to the Indenture, a Consent made by a Holder of Notes on the Record Date who has sold or otherwise transferred such Notes may be revoked only by the Holder of such Notes on the Record Date prior to the Effective Date, but not thereafter, by delivery of a Revocation of Consent by such Holder. Subsequent Holders of such Notes are not entitled to revoke any Consent.

  Prior to the Effective Date, any Holder of Notes on the Record Date may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000). A Holder of Notes on the Record Date desiring to revoke a Consent must, prior to the Effective Date, complete, sign and date a Revocation of Consent and mail, hand deliver, send by overnight courier, or facsimile (facsimiles should be confirmed by physical delivery) the signed Revocation of Consent to the Depositary at the address listed on the Consent, all in accordance with the instructions contained herein. Consents not properly or timely revoked will become irrevocable upon the Effective Date; provided, however, that Consents may be revoked by the Holders of Notes on the Record Date following the Effective Date, as provided in the second-to-last paragraph of the "Terms of the Consent Solicitation" above, in the event that the Company modifies the terms of the Consent Solicitation subsequent to the Effective Date in a manner that is materially adverse to the Holders of the Notes. A properly revoked Consent will also constitute a revocation of the Release contained therein.

  A Revocation of Consent must be executed by a Holder in exactly the same manner as such Holder's name appears on the Consent to which the Revocation of Consent relates. If a Revocation of Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Revocation of Consent appropriate evidence of authority to execute the Revocation of Consent. A Revocation of Consent shall be effective only as to the Notes listed on the Revocation of Consent and only if such Revocation of Consent complies with the provisions of this Consent Solicitation Statement. Only a Holder of Notes on the Record Date as reflected in the registry maintained by the Trustee is entitled to revoke a Consent previously given.

  A Revocation of Consent may only be rescinded by the execution and delivery of a new Consent. A Holder of Notes on the Record Date who has delivered a Revocation of Consent may thereafter deliver a new Consent by following the procedures described herein and in the form of Consent for executing and delivering Consents at any time prior to the Expiration Date.

  The Company reserves the right to contest the validity of any Revocation of Consent and all questions as to validity (including time of receipt) of any Revocation of Consent will be determined by the Company in its reasonable discretion, which determination will be conclusive and binding subject only to such final review as may be required by the Depositary concerning proof of ownership and as may be required by the Depositary regarding proof of execution. None of the Company, any of its affiliates, the Information Agent, the Depositary, the Trustee, or any other person will be under any duty to give notification of any defects or irregularities with respect to any Revocation of Consent nor shall any of them incur any liability for failure to give such notification.

The Information Agent, The Financial Advisor and the Depositary

  The Company has retained Wasserstein Perella & Co., Inc. to act as its financial advisor in connection with the Consent Solicitation.

  The Company has retained MacKenzie Partners, Inc. to act as Information Agent (the "Information Agent"). The Information Agent will receive customary compensation and reimbursement of its expenses in connection with its performance of financial advisory services. Requests for assistance in filling out and delivering Consents or requests for additional copies of this Consent Solicitation Statement or the forms of Consent may be directed to the Information Agent at its address and telephone number set forth on the back cover page of this Consent Solicitation Statement.

  The Company has retained Wilmington Trust Company, which is also the Trustee under the Indentures, as depositary (the "Depositary") in connection with the Consent Solicitation. The Depositary will be responsible for collecting Consents.

                                 RISK FACTORS

  As described more fully in this Consent Solicitation Statement, if the Requisite Consents are received, Holders that have properly delivered Consents will be issued shares of the Company's Common Stock. Holders should carefully consider the following risk factors relating to the ownership of stock of the Company, in addition to the other information contained in this Consent Solicitation Statement, before making a decision with respect to their Consent. If any of the following risks or uncertainties actually occurs, the Company's business, financial condition and operating results would likely suffer. In that event, the market price of the Common Stock could decline and the value of the Consent Shares could decrease.

Potential Defaults Under the Credit Agreement

  As a result of the adjustments to the Company's unaudited interim financial results for the first, second and third quarters of 1999 and the third quarter of 1998, and adjustments to its audited financial results for the year ended December 1998, the Company was in default of a number of provisions of the Fifth Amended and Restated Credit Agreement dated November 1, 1999, as amended, among the Company, the lenders listed therein and the Chase Manhattan Bank as administrative agent for the lenders (the "Credit Agreement"). The Company and the lenders party to the Credit Agreement amended the Credit Agreement. The amendment to the Credit Agreement includes provisions that (i) contemplate the sale by the Company of accounts receivable; (ii) amend the financial covenants; (iii) waive certain existing defaults of covenants and breaches of representations and warranties; (iv) provide a forbearance from exercising remedies that are available as a result of the Company's defaults under the Indentures (which defaults the Proposed Amendments and Proposed Waivers will cure) until September 30, 2000, or earlier in the event that the debt represented by the Notes were accelerated; and (v) establish the interest rate on borrowings made pursuant to the Credit Agreement. The terms of the amended Credit Agreement that amend the financial covenants are effective through the fiscal year 2000. It will be necessary to renegotiate the terms of the financial covenants prior to the end of the fiscal year 2000. If the Company cannot secure the Requisite Consents to waive the defaults under the Indentures by September 30, 2000 (or if any other Notes are accelerated), the senior lenders will be entitled to declare all amounts borrowed under the Credit Agreement to be due and payable, together with accrued and unpaid interest, and in such an event the Company would be prohibited from making any payments of principal of or interest on the Notes. If the Company cannot secure the Requisite Consents by September 30, 2000 and the senior lenders choose not to declare all amounts borrowed under the Credit Agreement due and payable, the senior lenders will still have a right to prohibit the Company from making any payments on the Notes for a period of 179 days. If the Company were unable to repay such indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness which collateral represents substantially all of the assets of the Company.

Substantial Leverage

  The Company is significantly leveraged as a result of its indebtedness under the Credit Agreement and the Notes. The degree to which the Company is leveraged could have important consequences to holders of Common Stock, including the following: (i) the Company has significant cash interest expense and principal repayment obligations with respect to outstanding indebtedness, including the Credit Agreement and the Notes; (ii) the Company is vulnerable to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited; (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (v) all of the indebtedness outstanding under Credit Agreement is secured by substantially all the assets of the Company; and (vi) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business.

  The Company believes that its cash flow from operations, together with the proceeds from its Receivables Purchase Facility, and the New Equity Financing, if completed, will be sufficient to meet its payment obligations with respect to indebtedness under the Credit Agreement and the Notes and other operational requirements. The ability of the Company to use proceeds from the Receivables Purchase Facility for all purposes which the

Company deems to be necessary or desirable is dependent upon the receipt of the Requisite Consents to amend the Indentures. If the Company cannot obtain the Requisite Consents, the ability of the Company to meet its payment obligations and operational requirements may be impaired. If the Company's cash flow from operations and proceeds from the Receivables Purchase Facility and New Equity Financing are insufficient, the Company may be required to delay or forego consolidation strategy or reduce or delay planned product improvement initiatives. Other potential measures to raise cash include the sale of assets or equity. However, the Company's ability to raise funds by selling assets is restricted by the Credit Agreement and the Indentures, and its ability to effect additional equity financings, and to do so on favorable terms, is dependent on results of operations and market conditions. In the event that the Company is unable to raise funds through asset sales, sales of equity or otherwise, its ability to pay principal of, and interest on, outstanding indebtedness would be adversely affected.

Restrictive Debt Covenants

  The Credit Agreement and each of the Indentures contain a number of significant negative covenants. Under the Indentures, the negative covenants
(i) limit the amount of indebtedness the Company may incur; (ii) limit the Company's ability to make certain payments; (iii) restrict distributions from the Company's subsidiaries; (iv) place limitations on sales of assets by the Company and its subsidiaries; (v) limit transactions with affiliates of the Company; (vi) limit the sale of the capital stock of the Company's subsidiaries; (vii) limit the lines of businesses the Company may engage in; and (viii) limit the Company's ability to merge or consolidate or transfer all or substantially all of the assets of the Company. The Credit Agreement also contains other restrictive covenants which require the Company to maintain specified financial ratios and satisfy financial condition tests including a minimum interest coverage ratio, a maximum leverage ratio, a minimum fixed charge ratio and a maximum level of capital expenditures.

  Each of these covenants and restrictions could affect adversely the Company's ability to implement its business strategy. The breach of any of these covenants or restrictions could result in a default under the Credit Agreement or the Indentures, which would permit the senior lenders or the Holders of the Notes, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest. If the Company were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness, which collateral represents substantially all of the assets of the Company.

Outcome of Current Litigation; Investigations

  As of August 15, 2000, the Company has been served with eighteen complaints in purported class action lawsuits filed in the United States District Court for the Northern District of California. The complaints received by the Company allege that, among other things, as a result of accounting irregularities, the Company's previously issued financial statements were materially false and misleading and thus constituted violations of federal securities laws by the Company and the directors and officers who resigned on February 17, 2000 (Ian R. Wilson, James B. Ardrey, Ray Chung and M. Laurie Cummings). The actions allege that the defendants violated Sections 10(b) and/or Section 20(a) of the Securities Exchange Act and Rule 10b-5 promulgated thereunder (the "Securities Actions"). The Securities Actions complaints seek damages in unspecified amounts. These Securities Actions purport to be brought on behalf of purchasers of the Company's securities during various periods, all of which fall between October 28, 1998 and April 2, 2000. One of the Securities Actions also purports to be brought on behalf of Holders of Notes. The Company believes that additional purported class action lawsuits similar to those described above have been or may be filed. The Company is currently evaluating these claims and possible defenses thereto and intends to defend these suits vigorously.

  On April 14, 2000, certain of the Company's current and former directors were named as defendants in a derivative lawsuit filed in the Superior Court of the State of California, in the County of San Francisco, alleging breach of fiduciary duty, mismanagement and related causes of action based upon the Company's restatement of its financial statements. The Company believes that the litigation is procedurally defective, in light of the plaintiffs' failure to make prior demand on the Board to investigate the claims in question. The Company therefore intends to move to dismiss these claims. If the case proceeds, the Company may be obligated to indemnify and advance the defense costs of the directors named in the suit, pending a final determination of the action.

  The Company has been informed that the SEC and the DOJ are conducting investigations relating to the events that resulted in the restatement of the Company's financial statements for prior periods. The SEC and DOJ have requested that the Company provide certain documents relating to the Company's historical financial statements. The Company is cooperating with the SEC and the DOJ in connection with both investigations. The Company cannot predict the outcome of either governmental investigation. An adverse outcome in either proceeding may have a material adverse effect on the Company.

  Pursuant to the Company's Certificate of Incorporation, and certain of its contractual obligations, the Company has agreed to indemnify its officers and directors and certain employees under certain circumstances against claims and expenses arising from the lawsuits and government proceedings. The Company may be obligated to indemnify certain of its officers and directors for the costs they may incur as a result of the lawsuits and government proceedings.

  An adverse outcome with respect to the proceedings described above could have a material adverse impact on the Company's financial position, results of operations and cash flow. The Company is also subject to litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation, other than the proceedings described above, would not have a material adverse effect on the Company's financial condition or results of operations.

General Risks of Food Industry; Competition

  The Company is subject to the general risks of the food industry, and particularly to the risk that a competitor gains a technological advantage such as technology that flash freezes fish that is better tasting and has a higher quality; evolving consumer preferences such as the current trend toward ethnic foods; lack of attractiveness of a particular food product line after its novelty has worn off; nutritional and health-related concerns; federal, state and local food processing controls; consumer product liability claims; the risk of product tampering; mislabeling; and the availability and expense of insurance.

  The food products business is highly competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on brand recognition and loyalty, price, quality, and convenience. The Company competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. A number of these competitors have broader product lines, substantially greater financial and other resources available to them, lower fixed costs and/or longer operating histories than the Company. There can be no assurance that the Company can compete successfully with such other companies. Competitive pressures or other factors could cause the Company's products to lose market share or result in significant price erosion, which could have a material adverse effect on the Company.

Product Liability; Product Recalls

  The Company may be subject to significant liability should the consumption of any of its products cause injury, illness, or death and may be required to recall certain of its products in the event of contamination, mislabeling or damage to its products. There can be no assurance that product liability claims will not be asserted against the Company or that the Company will not be obligated to recall its products. A product liability judgment against the Company or a product recall could have a material adverse effect on the Company's business, financial condition and results of operations.

Governmental Regulation

  The Company's operations are subject to extensive regulation by the United States Food and Drug Administration ("FDA"), the United States Department of Agriculture (the "USDA") and other state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of the Company's products, and environmental compliance. The material regulations to which the Company is subject include regulations promulgated under the Federal Food, Drug and Cosmetic Act, the Nutrition Labeling and Education Act, the Federal Trade Commission Act and the Occupational Safety and Health Act, each as amended. The Company seeks to comply with applicable regulations by a combination of employing internal personnel to ensure quality assurance compliance (for example, assuring that food packages contain only ingredients as specified on the package labeling) and contracting with third-party laboratories that conduct analyses of products for the nutritional labeling requirements (for example, determining the percent or amount of specific ingredients and other components of a food product). The Company's principal officers monitor regulatory compliance within their functional areas and report to the president of their division. The Company's manufacturing facilities and products are subject to periodic inspection by federal, state, and local authorities. There can be no assurance, however, that the Company is in compliance with such laws and regulations or that it will be able to comply with any future laws and regulations. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls, or seizures, as well as potential criminal sanctions, which could have a material adverse effect on the Company.

Ability to Attract and Retain Experienced Management

  The Company has recently hired several new members of management, including James T. Smith, Chief Executive Officer, and Christopher T. Sortwell, Chief Financial Officer, and is in the process of hiring additional employees. There can be no assurance that the Company will be able to hire or retain qualified or experienced management employees, or do so on financially favorable terms, and there can be no assurance that new members of management will be able to successfully implement the Company's business strategies.

Trademarks

  The Company believes that its trademarks and other proprietary rights are important to its success and its competitive position. There can be no assurance that the actions taken by the Company to establish and protect its trademarks and other proprietary rights will be adequate to prevent imitation of its products by others or to prevent others from seeking to block sales of the Company's products as violative of the trademarks and proprietary rights of others. Moreover, no assurance can be given that others will not assert rights in, or ownership of, trademarks and other proprietary rights of the Company or that the Company will be able to successfully resolve such conflicts.

Dependence on Raw Materials

  The Company's primary raw materials are fish (primarily pollock), shrimp, flour, sugar, corn syrup, liquid sucrose, maple sugar, flavorings, cheeses, meat, eggs, milk and vegetable oil. The Company purchases fish from various North Pacific suppliers and its other raw materials from the U.S. commodity market. While all such materials are currently available from numerous independent suppliers, commodity raw materials are subject to increases in price attributable to, among other things, changes in crop size and federal and state agricultural programs. Such increases could have a material adverse effect on the performance of the Company. For example, if the federal government increases import or excise taxes on imported sugar, domestic sugar suppliers could raise their prices. Such increased prices could materially adversely affect the Company's profitability for its products that use sugar, such as Duncan Hines baking mixes.

Dependence on Manufacturers

  The Company has entered into various agreements with third party manufacturers to produce certain of the Company's products pursuant to co-pack agreements. The failure of such third party manufacturers to manufacture sufficient quantities of the Company's products on a timely basis may adversely affect the Company's revenues.

Consolidation

  As a result of the Consolidation, the operations of the Company will be centrally located in St. Louis. There can be no assurance that the Company will be able to effectively integrate the operations, systems and management of its divisions.

Control by Principal Stockholders; Consent Rights

  As of August 15, 2000, Fenway Partners Capital Fund, L.P., Fenway Partners Capital Fund II, L.P., and certain of its affiliates ("Fenway") indirectly or directly beneficially owned approximately 27.8%, McCown De Leeuw & Co., Inc. ("MDC") and its affiliates beneficially owned approximately 24.5% (which includes 5.6% held by the California Public Employees Retirement System ("CALPERS") for which an MDC affiliate has an irrevocable proxy), UBS Capital LLC ("UBS") beneficially owned approximately 6.3%, an affiliate of Tiger Brands Limited f/k/a Tiger Oats ("Tiger Oats") beneficially owned approximately 6.3%, for a total of approximately 64.9% beneficially owned by certain parties known by the Company to be the beneficial owner of more than five percent of its Common Stock. These entities are parties to the Securityholders Agreement dated April 8, 1998, as amended (the "Securityholders Agreement") along with Aurora/VDK LLC, MBW Investors LLC, VDK Foods LLC, Dartford Partnership L.L.C., Sunapee Securities, Inc. and Squam Lake Investors II, L.P. (together, "Sunapee"), certain divisional management and other parties thereto (collectively, the "Stockholders"). Pursuant to the Securityholders Agreement, the Stockholders have agreed that until the occurrence of certain events, the Board of Directors of the Company will consist of three directors designated by Fenway, three directors designated by MDC, one director designated by UBS and one director designated by Tiger Oats. In addition, for a period not to exceed 30 months after July 1, 1998, the affirmative consent of Fenway and MDC is required for certain actions which could otherwise be approved by a majority of the directors, including certain acquisitions or divestitures by the Company. Also, under the Company's By-Laws, the majority of the Board of Directors that authorizes the creation of any committee of the Board must include at least one director designated by Fenway and one director designated by MDC until, with respect to either Fenway or MDC, such time as it shall not beneficially own a number of shares of Common Stock equal to at least 50% of the shares of Common Stock beneficially owned by MDC (excluding any shares held by proxy) at July 1, 1998. The interests of Fenway and/or MDC in respect of such matters may be different from, or conflict with, those of the Company and with other stockholders of the Company. By reason of these consent rights and the fact that if Fenway and MDC vote together, they have the right to designate a majority of the directors, Fenway and MDC will, as a practical matter, be able to determine the outcome of significant matters affecting the management and business affairs of the Company.

  In addition, certain directors of the Company affiliated with Fenway or MDC also serve as officers or directors of other portfolio companies of Fenway or MDC. Service as a director of the Company and as a director or officer of another company (other than a subsidiary of the Company) could create or appear to create conflicts of interest when the director is faced with decisions that could have different implications for the Company and such other company. A conflict of interest could also exist with respect to allocation of the time and attention of persons who are officers of both the Company and one or more other companies. MDC, Fenway and their professional staffs are not restricted from acquiring or managing other companies in the food business, including companies that may be competitive with the Company. For example, Fenway is a principal shareholder of Delimex Holdings, Inc., a leading manufacturer and distributor of Mexican and other ethnic frozen food.

Interest Rate Swap Agreements

  The Company in the ordinary course of business enters into interest rate swap agreements with major financial institutions in order to reduce the impact of changes in interest rates on its floating rate long term debt. The Company's principal risk under these agreements is that the financial institution defaults. In such case, the Company would not receive a swap payment from the financial institution that otherwise would have resulted in a reduction in net interest expense. Management believes that any potential loss in future earnings and cash flows attributable to its interest rate swap agreements would not be material.

No Dividends

  The Company has never paid dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future.

Restrictions on Transfer

  The Consent Shares will be subject to transfer and resale restrictions. Unless and until a registration statement becomes effective, absent an exemption from registration, Holders receiving Consent Shares will be required to hold such Consent Shares indefinitely. The Company will agree, pursuant to a Registration Rights Agreement between the Company and the holders of Consent Shares, to take certain actions to effect a registration covering resales of the Consent Shares that qualify as Registrable Securities (as defined in such Registration Rights Agreement), as further described in the section entitled "Registration of the Consent Shares" below.

Preferred Stock

  The Company's Certificate of Incorporation allows the Company to issue preferred stock without stockholder approval. Such issuances could deter a third party from acquiring the Company.

  Certain of the Company's existing stockholders have agreed to purchase approximately $15 million of convertible preferred stock of the Company in the New Equity Financing. See "Recent Developments--The Equity Issuance" for a description of the New Equity Financing.

                                CAPITALIZATION

  The following table sets forth the historical capitalization of the Company as of June 30, 2000 and as adjusted to give effect to the receipt of the Requisite Consents, the issuance of the Consent Shares and the New Equity Financing. This table should be read in conjunction with the historical financial statements of the Company included in its Form 10-Q for the quarter ended June 30, 2000 and its Form 10-K for the year ended December 31, 1999 which are incorporated herein by reference.

                                                         As of June 30, 2000
                                                        -----------------------
                                                          Actual    As Adjusted
                                                        ----------  -----------
                                                            (in thousands)
Current liabilities:(1)
  Senior secured term debt............................. $  560,053  $      --
  Senior secured revolving debt facility...............    170,600         --
  Senior subordinated notes............................    401,951         --
  Accounts payable.....................................     55,178      55,178
  Accrued liabilities..................................     98,796      98,796
                                                        ----------  ----------
    Total current liabilities..........................  1,286,578     153,974
Other liabilities......................................      2,016       2,016
Senior secured term debt...............................        --      560,053
Senior secured revolving debt facility.................        --      170,600
Senior subordinated notes..............................        --      401,951
                                                        ----------  ----------
    Total liabilities..................................  1,288,594   1,288,594
                                                        ----------  ----------
Stockholders' equity:(2)
  Preferred Stock (liquidation value of $15 million)...        --           38
  Common Stock.........................................        671         742
  Paid-in capital......................................    648,474     692,145
  Promissory notes.....................................       (306)       (306)
  Accumulated deficit..................................   (119,886)   (134,754)
                                                        ----------  ----------
    Total stockholders' equity.........................    528,953     557,865
                                                        ----------  ----------
    Total liabilities and stockholders' equity......... $1,817,547  $1,846,459
                                                        ==========  ==========

--------
(1) The senior secured term debt, senior secured revolving debt facility and senior subordinated notes are treated as current liabilities on an actual basis as a result of past defaults relating thereto. Upon receipt of the Requisite Consents, such past defaults will be waived and these items will be treated as long-term obligations.
(2) The value of the Consent Shares was determined by multiplying the closing price of the Company's Common Stock on August 29, 2000, of 4 1/16, by 7,084,312 shares, which assumes 100% participation.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of the Company and certain provisions of the Certificate of Incorporation and Amended and Restated By-Laws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation, a copy of which has been filed as an exhibit to the Company's Registration Statement on Form S-1 filed with the Commission on June 23, 1998 (the "June 1998 Registration Statement") and Amended and Restated By-Laws, a copy of which has been filed as an exhibit to the Company's Form 10-Q for the period ended June 30, 2000.

  The authorized capital stock of the Company consists of (i) 250,000,000 shares of Common Stock, par value $0.01 per share, of which as of August 15, 2000, 67,114,531 shares are outstanding, and (ii) 25,000,000 shares of Preferred Stock, par value $0.01 per share, of which as of August 15, 2000, no shares are outstanding.

Common Stock

  Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights and the rights of holders of Common Stock are identical in all respects. Pursuant to the Securityholders Agreement, the affirmative consent of Fenway and MDC is required for certain actions by the Company which could otherwise be approved by a majority of the directors including acquisitions of a certain size by the Company. In addition, Fenway, MDC, UBS and Tiger Oats and the Company have agreed to elect a certain number of directors designated by each of them, subject to certain conditions. See "Securityholders Agreement" below.

  Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared, from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption, or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the Consent Shares will be, when issued as provided herein, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

  The Company's outstanding Common Stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "AOR".

Preferred Stock

  The Board of Directors is authorized to issue from time to time shares of Preferred Stock in one or more series, and to fix the rights, designations, powers, preferences, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, all without stockholder approval. The ability of the Board of Directors to issue Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, the Company or the majority of the outstanding stock of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future.

  Certain of the Company's existing stockholders have agreed to purchase approximately $15 million of convertible preferred stock of the Company in the New Equity Financing. See "Recent Developments--The Equity Issuance."

Securityholders Agreement

  The Securityholders Agreement sets forth certain rights and obligations of the Stockholders and Aurora/VDK LLC and its subsidiaries, including the Company. The following discussion summarizes the terms of the Securityholders Agreement that the Company believes are material to holders of Common Stock. This summary is qualified in its entirety by reference to the full text of the Securityholders Agreement, which is filed as an exhibit to the June 1998 Registration Statement.

  The Securityholders Agreement provides that with respect to the Board of Directors of the Company, the Stockholders will vote to elect three directors designated by Fenway (each a "Fenway Designee" and collectively, the "Fenway Designees"), three directors designated by MDC (each an "MDC Designee" and collectively, the "MDC Designees"), one director designated by UBS (the "UBS Designee") and one director designated by Tiger Oats (the "Tiger Designee"). The number of Fenway Designees or MDC Designees will (i) decrease to two if the number of shares of Common Stock beneficially owned by Fenway or MDC, as the case may be, is less than 50% of the total number of shares of Common Stock beneficially owned by MDC on July 1, 1998 (the "IPO Closing Date") (excluding any shares held under a proxy), (ii) decrease to one if the number of shares of Common Stock beneficially owned by Fenway or MDC, as the case may be, is less than 5% of the total number of shares of Common Stock outstanding on the IPO Closing Date, and (iii) decrease to zero if the number of shares of Common Stock beneficially owned by Fenway or MDC, as the case may be, is equal to zero.

  Until the earlier of (i) the date that is 30 months after the IPO Closing Date or (ii) with respect to either Fenway or MDC, such time as it shall not beneficially own a number of shares of Common Stock equal to at least 50% of the shares of Common Stock beneficially owned by MDC (excluding any shares held under a proxy) on the IPO Closing Date (the "Consent Period"), the affirmative consent of Fenway and MDC is required for the following actions:
(a) the issuance by the Company or any subsidiary of additional equity, including by way of a public offering, or the approval or adoption of any option or equity incentive plan or any material non-equity incentive plan; (b) the merger, consolidation, recapitalization, liquidation or other reorganization with respect to the Company or any subsidiary, or any sale of any business representing at least 50% of the pre-transaction consolidated revenues, assets, or EBITDA of the Company for the most recently completed four fiscal quarters; (c) the acquisition of stock or assets by the Company or a subsidiary where the revenues, assets or EBITDA of the business to be acquired represents at least 50% of the pre-transaction consolidated revenues, assets or EBITDA of the Company for the most recently completed four fiscal quarters; and (d) the hiring or termination of the Chief Executive Officer.

  The Securityholders Agreement provides for the following demand registration rights ("Demand Rights"): (a) from and after the second anniversary of the IPO Closing Date, MDC, Fenway and Dartford will each have four demand registration rights with respect to their Registrable Securities (as defined below) in the Company; (b) after the resignation or removal of the UBS Designee from the Board of the Company and prior to the second anniversary of the IPO Closing Date, each of UBS and CALPERS will have one individual right to request a demand registration with respect to its Registrable Securities in the Company;
(c) after the resignation or removal of the Tiger Designee from the Board of the Company and prior to the second anniversary of the IPO Closing Date, Tiger Oats will have one individual right to request a demand registration with respect to its Registrable Securities in the Company; and (d) from and after the second anniversary of the IPO Closing Date, each of UBS and CALPERS will have individual rights to request a demand registration (two for UBS and one for CALPERS) with respect to their Registrable Securities in the Company. The Company's obligations to effect a registration will include an obligation to use its best efforts to cause such shares to be so registered, subject to the following: (i) no demand registration may be required unless the gross proceeds of the offering to which such registration statement applies are reasonably expected to exceed $25 million, (ii) no registration may be required within 180 days immediately following the effective date of a registration statement for an underwritten public offering of securities of the Company (other than a registration on Form S-4 pursuant to Rule 145 or related solely to employee benefit plans), and (iii) the Board can postpone a demand registration for not more than 120 days if, in the good faith judgment of the Board, the registration would be detrimental to the Company or its stockholders.

There can only be one such postponement with respect to any demanding stockholder in any nine-month period. The Company's obligations to effect demand registrations terminates on the date ten years after the IPO Closing Date. The incidental registration rights provided to the parties to the Securityholders Agreement shall have priority over incidental registration rights provided herein to the Holders who receive Consent Shares that are eligible to receive registration rights and any incidental registration rights provided to the Holders shall not diminish the rights contained therein.

  Pursuant to the Securityholders Agreement, upon a registration of equity securities for sale to the public (whether for the account of the Company or any Stockholder, and including without limitation upon the exercise of a demand registration right), parties to the Securityholders Agreement who hold Registrable Securities will have the right to cause the Company to use its reasonable efforts to include in such registration statement all Registrable Securities which they request the Company to include ("Piggyback Rights"). Certain parties to the Securityholders Agreement, including the Investors, have agreed to amend the Securityholders Agreement to allow the Holders of Consent Shares that receive registration rights to exercise any demand right without being cut back by the Piggyback Rights of the parties to the Securityholders Agreement (the "Securityholders Agreement Amendment"). No Stockholder will have Piggyback Rights on a registration of equity securities by the Company relating to the acquisition or merger by the Company or its subsidiaries of or with any other business or solely relating to employee benefit plans.

  "Registrable Securities" under the Securityholders Agreement that a Stockholder may elect to include in a registration by exercise of Demand Rights or Piggyback Rights are any shares of Common Stock in the Company that have been received as a result of holding an interest in MBW Investors LLC or VDK Foods LLC (except that, with respect to shares of Common Stock held by Stockholders who are employees of the Company, Registrable Securities are any shares of Common Stock received as a result of holding an interest in MBW Investors LLC or VDK Foods LLC held by such Stockholders so long as they remain employees of the Company other than those shares of Common Stock held by Dartford and its affiliates) and that are not then eligible to be sold without restriction pursuant to Rule 144(k), provided that the limitation regarding Rule 144(k) shall not be applicable to holdings of more than 2% of the outstanding Common Stock of the Company. In addition, shares of Common Stock issuable upon conversion of the Series A Preferred Stock issued in the New Equity Financing will constitute Registrable Securities under the Securityholders Agreement.

Section 203 of the Delaware General Corporation Law

  The Company has elected in its Certificate of Incorporation to not be subject to the provisions of section 203 ("Section 203") of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's voting stock.

                      REGISTRATION OF THE CONSENT SHARES

  The Company will enter into a Registration Rights Agreement between the Company and the holders of Consent Shares that are eligible to receive registration rights, to file, once annually upon the demand of the holders of Consent Shares, with the SEC, and use its reasonable best efforts to cause to be declared effective under the Securities Act, as soon as practicable after the first anniversary of the date of issuance of the Consent Shares, a registration statement on Form S-3 or, if not available, Form S-1 (the "Consent Registration Statement") to cover resales of the Transfer Restricted Consent Shares by such Holders who satisfy certain conditions relating to the provision of information in connection with the Consent Registration Statement. For purposes of the foregoing, "Transfer Restricted Consent Shares" means each share of Common Stock which constitutes a Consent Share until (i) the date on which such Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Consent Registration Statement or (ii) the date on which such Common Stock is saleable in a single transaction by such Holder under Rule 144 under the Securities Act. The Company will use its reasonable best efforts to have the Consent Registration Statement declared effective by the Commission as promptly as practicable after the filing thereof and will use its reasonable best efforts to keep the Consent Registration Statement effective for a period of 270 days after the date of effectiveness of the Consent Registration Statement. The Company may delay or interrupt the effectiveness of the Consent Registration Statement for not more than 90 days if, in the good faith judgment of the Board, the registration would be detrimental to the Company, in which case the period the Consent Registration Statement would be effective would be extended by such period of delay or postponement. Certain parties to the Securityholders Agreement, including the Investors, have agreed to enter into the Securityholders Agreement Amendment to allow the Holders of Consent Shares that receive registration rights to exercise any demand right without being cut back by the Piggyback Rights of the parties to the Securityholders Agreement. Effectiveness of the Securityholders Agreement Amendment shall be a condition precedent to the effectiveness of the Consents.

  In addition, the Company has agreed to provide incidental registration rights for resales of the Transfer Restricted Consent Shares in the event the Company has a registration statement for an underwritten public offering covering the sales of Common Stock for its own account or the account of a third party declared effective, subject to customary limitations, including the discretion of the lead underwriter to limit the number of Transfer Restricted Consent Shares to be included in such offering and any registrations relating to an acquisition or merger by the Company or its subsidiaries of or with any other business or solely relating to employee benefit plans. In the event the lead underwriter decides to limit the number of shares to be included in an offering, other stockholders of the Company with existing registration rights shall have priority with respect to inclusion of shares in such offering. The incidental registration rights provided to the parties to the Securityholders Agreement dated April 8, 1998 as amended to date, shall have priority over any incidental registration rights provided herein and any incidental registration rights granted to Holders shall not diminish the rights contained in the Securityholders Agreement. Provided, that in the event Holders that are eligible to receive registration rights demand that the Company register such Consent Shares, the Company shall be required to file the Consent Registration Statement with respect to such shares as described above.

  To receive such registration rights, a Holder of Consent Shares must execute and deliver, promptly following the Expiration Date, a Registration Rights Agreement with the Company.

  Holders of Consent Shares will be required to deliver information to be used in connection with the Consent Registration Statement in order to have the Common Stock constituting their Consent Shares included in the Consent Registration Statement. A holder who sells Common Stock constituting Consent Shares pursuant to the Consent Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

  On and after the date on which the Consent Shares are saleable in a single transaction under Rule 144 under the Securities Act, the Company's obligations to register the Consent Shares held by such Holders for resale, and all rights of the holders of Consent Shares to require the Company to effect such a registration, will terminate.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain U.S. federal income tax consequences expected to result to the beneficial owners of the Notes ("Beneficial Holders") from the Proposed Amendments, the Proposed Waivers, the Release and the Consent Payments. This summary is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Beneficial Holder in light of the Beneficial Holder's particular circumstances, or to certain types of Beneficial Holders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, taxpayers holding the Notes as part of a hedge, straddle or other risk reduction or constructive sale transaction). In addition, the summary does not consider the effect of any foreign, state, local or other tax laws. This summary assumes that each Beneficial Holder is either (a) a citizen or resident of the United States, (b) an entity treated as a domestic corporation or domestic partnership, (c) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code, or (d) otherwise subject to U.S. federal income tax on a net income basis in respect of the Notes. This summary also assumes that Beneficial Holders hold their Notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

  This summary is based on the Code and applicable Treasury Regulations, judicial authority and administrative rulings as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

  EACH BENEFICIAL HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF THE TRANSACTIONS DESCRIBED HEREIN.

Tax Treatment of Proposed Amendments, Proposed Waivers and Consent Payments

  The federal income tax consequences to Beneficial Holders of the Proposed Amendments, the Proposed Waivers, the Release and the Consent Payments (collectively, the "Modification/Release Transactions") depend on whether the Modification/Release Transactions result in a deemed exchange of the Notes for income tax purposes. Treasury regulations promulgated under Section 1001 of the Code (the "Exchange Regulations") provide that if there is a "significant modification" in the terms of a debt instrument, the modification is treated as a deemed exchange of the debt instrument for a new debt instrument. The Exchange Regulations provide that a change in the annual yield of a debt instrument (including a change in yield that occurs as a result of payments made by the issuer to Beneficial Holders as consideration for modification of the debt instrument) will constitute a significant modification and therefore result in a deemed exchange if the annual yield on the debt instrument is increased by more than the greater of (a) 0.25 percent or (b) 5 percent of the annual yield of the unmodified instrument (measured as of the date of the modification).

  The Company, in consultation with its financial advisor, has determined that the Consent Payment is primarily allocable to the Release and other circumstances not related to a change in the legal rights and obligations contained in the Notes. The Company, in consultation with its financial advisor, has further determined that the portion of the Consent Payment allocable to the modification of the Notes, if any, does not result in a "significant modification" of the Notes within the meaning of the Exchange Regulations. Therefore, the Company will treat the Modification/Release Transactions as not resulting in an exchange of the Notes for income tax purposes.

  The tax treatment of the Consent Payments to the Beneficial Holders is unclear. If, as described above, the Modification/Release Transactions are not treated as a significant modification of the Notes, the Consent Payments may be treated as separate payments of taxable income, as additional interest payments, or as principal payments on the Notes. The Company will treat the fair market value of the Consent Payments as separate payments of taxable income under Section 61 of the Code and will report such payments to the Beneficial Holders in accordance with such treatment.

  The Company's tax treatment will be reflected in information statements provided by the Company to Beneficial Holders and filed with the Internal Revenue Service (the "IRS"). The Company's tax treatment will be binding on a Beneficial Holder unless the Beneficial Holder discloses to the IRS that the Beneficial Holder is taking an inconsistent position. Beneficial Holders should note, however, that no ruling has been requested from the IRS regarding the tax consequences of the Modification/Release Transactions. Beneficial Holders are encouraged to consult with their own tax advisors as to the proper treatment of the Modification/Release Transactions and the Consent Payments.

  If, contrary to the Company's tax treatment, the Modification/Release Transactions were deemed to constitute a "significant modification" of the Notes within the meaning of the Exchange Regulations, the Beneficial Holders would be deemed to exchange the Notes as in effect immediately prior to the Effective Time (the "Old Notes") for new debt instruments (the "New Notes") and Consent Shares attributable to the modification of the Notes (if received by the Holder). The deemed exchange would be treated as a recapitalization under Section 368(a)(1)(E) of the Code. Beneficial Holders, whether or not they receive Consent Payments, would not recognize any gain or loss on the exchange (except with respect to Consent Shares not allocated to the modification of the Notes and cash received in lieu of fractional Consent Shares). However, the New Notes would be deemed to be issued with original issue discount ("OID") to the extent the stated redemption price at maturity of the New Notes exceeded their issue price by more than a statutorily defined de minimis amount (in general, 25 basis points multiplied by the number of years to maturity of the New Notes). The issue price of the New Notes would equal their trading price with the result that the New Notes would be expected to be issued with OID. Beneficial Holders of the New Notes would be required to include such OID in gross income in advance of the receipt of the cash payments related to such income, but would not be required to include in income such cash payments when they are actually received. If however, a Beneficial Holder's initial tax basis in the New Notes were to exceed the issue price of the New Notes, the excess would treated as acquisition premium or bond premium which would reduce the Holder's interest income (including
OID) on the New Notes. Further, the New Notes would likely constitute "applicable high-yield discount obligations" for federal income tax purposes. As a result, a portion of the OID recognized by a corporate Beneficial Holder with respect to the New Notes may be eligible for a 70-percent dividends-received deduction.

  If the Modification/Release Transactions were deemed to constitute a "significant modification" of the Notes, the Company would expect to realize cancellation of indebtedness income for federal income tax purposes in an amount equal to the excess of the principal amount of the Old Notes over the sum of the issue price of the New Notes and the fair market value of the Consent Shares allocated to the modification of the Notes. Because the Company has substantial net operating losses available to offset such cancellation of indebtedness income, the Company would not expect to realize a material federal income tax liability. Because the Company expects that the New Notes would constitute "applicable high-yield discount obligations", the Company expects that it would be subject to rules which may have the effect of deferring or disallowing federal income tax deductions with respect to OID on the New Notes.

                                                                      EXHIBIT A
                                              To Consent Solicitation Statement

                              PROPOSED AMENDMENTS

 The 8 3/4% Indenture

  The Proposed Amendments would (i) modify the definitions of "Asset Disposition," "Consolidated Cash Flow," "Consolidated Interest Expense," "Refinancing Indebtedness," and "Sale/Leaseback Transaction" contained in the Indenture, (ii) add a definition of "Consent Solicitation," "Receivables Purchase Agreement" and "Tennessee Transaction," (iii) modify Sections 4.3(b), 4.4(b) and 4.6(a) of the Indenture and (iv) modify the terms of the Note (language to be deleted is bracketed with strike-through and language to be added is printed in bold face).

                                  SECTION 1.1

                                  Definitions

  "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or a Wholly-Owned Subsidiary or by the Company or a Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory or Temporary Cash Investments in the ordinary course of business, (iii) a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause (iv) does not exceed $2.5 million in the aggregate in any fiscal year, (v) for the purposes of the covenant described in Section 4.6 only, a disposition subject to the covenant described in Section 4.4 and (vi) the disposition of all or substantially all of the assets of the Company in the manner permitted pursuant to Section 5.1 or any disposition that constitutes a Change of Control pursuant to this Indenture; provided, however, that for purposes of this definition, the Tennessee Transaction shall not be considered an Asset Disposition.

  "Consent Solicitation" means the solicitation commencing in August 2000 by the Company of consents by holders of the Securities to amendments hereto and waivers of defaults hereunder in connection with the restatement of the Company's financial statements in connection with the internal and governmental investigation of accounting matters commencing February 11, 2000 and related matters described in the Consent Solicitation Statement of the Company dated August 31, 2000.

  "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, in each case for such period, (v) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period), [and] (vi) for the period ending on the first anniversary of the Issue Date only, non-recurring relocation and start-up expenses not in excess of $16.5 million, in each case for such period, and (vii) expenses relating to (a) the internal and governmental investigation of accounting matters commencing February 11, 2000, restatement of the Company's financial statements in connection therewith, the Consent Solicitation and related matters, including legal, financing and accounting fees and expenses, and recruiting and relocation expenses for new management in connection with the foregoing and (b) consolidation of the Company's dry grocery division and San Francisco operations into the Company's headquarters in St. Louis, and minus, to the extent not already deducted in calculating Consolidated Net Income, (i) the aggregate amount of "earnout" payments paid in cash during such period in connection with acquisitions previously made by the Company and (ii) non-cash items increasing Consolidated Net Income for such period.

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness, (ii) amortization of debt discount and debt issuance cost (other than those debt discounts and debt issuance costs incurred on the Issue Date),
(iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Currency Agreements and Interest Rate Agreements (including amortization of fees), (viii) the product of (A) all Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of the Company and Disqualified Stock of the Company held by Persons other than the Company or a Wholly-Owned Subsidiary multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust, less any interest expense incurred by the Company as a result of the Consent Solicitation or the issuance of Common Stock in connection therewith.

  "Receivables Purchase Agreement" means the Receivables Purchase Agreement dated as of April 19, 2000, as amended, between the Company and The Chase Manhattan Bank.

  "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture, existing as of August 15, 2000 or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accredited value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium required to be paid in connection therewith and plus reasonable fees and expenses in connection therewith); provided further that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary which refinances Indebtedness of the Company.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person; provided, however, that for purposes of this definition, the Tennessee Transaction shall not be considered a Sale/Leaseback Transaction.

  "Tennessee Transaction" means the arrangement between the Company and the Industrial Development Board of the City of Jackson dated December 31, 1999.

                                SECTION 4.3(b)

                          Limitation on Indebtedness

  (b) Notwithstanding Section 4.3(a), the Company and its Subsidiaries may
Incur the following Indebtedness: (i) Bank Indebtedness provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (i) does not exceed an amount outstanding at any time equal to $490 million less (x) the aggregate amount of permanent reductions of commitments to extend credit thereunder and repayments of principal thereof (without duplication of repayments required as a result of such reductions of commitments) and (y) any amounts outstanding under the Receivables Purchase Agreement or similar arrangement; (ii) Indebtedness (A) of the Company to any Wholly-Owned Subsidiary and (B) of any Subsidiary to the Company or any Wholly-Owned Subsidiary; (iii) Indebtedness represented by the Securities, any Indebtedness (other than the Indebtedness described in clauses (i)-(ii) above) outstanding on [the date hereof (including, without limitation, the Existing Notes)] August 15, 2000 and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or this paragraph (b); (iv) Indebtedness represented by the Security Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (i) above; (v) Indebtedness under Currency Agreements and Interest Rate Agreements which are entered into for bona fide hedging purposes of the Company or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Subsidiaries on customary terms entered into in the ordinary course of business; (vi) Indebtedness of the Company attributable to Capitalized Lease Obligations, or Incurred to finance the acquisition, construction or improvement of fixed or capital assets, or constituting Attributable Indebtedness in respect of Sale/Leaseback Transactions, in an aggregate principal amount at any one time outstanding not in excess of $10 million; and (vii) Indebtedness of the Company or any of its Subsidiaries (which may comprise Bank Indebtedness) in an aggregate principal amount at any time outstanding not in excess of $15 million.

                                SECTION 4.4(b)

                       Limitation on Restricted Payments

  (b) The provisions of Section 4.4(a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause Section 4.4(a)(3)(B);
(ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.6; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) amounts expended by the Company to repurchase Capital Stock of the Company owned by employees (including former employees) of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount paid, loaned or advanced pursuant to this clause (v) shall not, in the aggregate, exceed the sum of $5.0 million plus any amounts received by the Company as a result of resales of such repurchased shares of Capital Stock; [or] (vi) any repurchase of equity interest deemed to occur upon exercise of stock options if such equity interests represent a portion of the exercise price of such options; or (vii) any distribution or payment in connection with the Tennessee Transaction.

                                SECTION 4.6(a)

                         Limitation on Sales of Assets

  (a) The Company shall not, and shall not permit any Subsidiary to, make any Asset Disposition unless (i) the Company or such Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, (ii) at least 85% of the consideration thereof received by the Company or such Subsidiary is in the form of cash and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Subsidiary with Net Available Cash received by the Company or another subsidiary) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase the Existing Notes pursuant and subject to the conditions of the Existing Indentures to the holders thereof at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date; (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to make an offer to purchase the Notes and other Subordinated Indebtedness (other than the Existing Notes) at the time outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes") at 100% of the principal amount thereof (or 100% of the accredited value of such Pari Passu Notes if such Pari Passu Notes were issued at a discount) plus accrued and unpaid interest, if any, to the date of purchase; and (E) fifth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), (C) and
(D), to (x) acquire Additional Assets (other than Indebtedness and Capital Stock) or (y) prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Stock of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case described in this clause (E) within one year from the receipt of such Net Available Cash or, if the Company has made an Offer pursuant to Clause (D), six months from the date such Offer is consummated; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C), (D) or (E) above, the Company or such Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or repurchased. Notwithstanding the foregoing provisions, the consideration received by the Company and any Subsidiary in connection with the Asset Dispositions under the Receivables Purchase Agreement shall not be subject to clause (iii) of the preceding sentence and shall not constitute Net Available Cash. Notwithstanding the foregoing provisions, the Company and its Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this
Section 4.6 at any time exceed $5.0 million. The Company shall not be required to make an offer for Securities and Pari Passu Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A), (B) and (C)) is less than $10.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

  For purposes of this Section 4.6, the following will be deemed to be cash:
(x) the assumption of Indebtedness (other than Disqualified Stock) of the Company or any Subsidiary and the release of the Company or such Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Subsidiary of the Company from the transferee that are promptly converted by the Company or such Subsidiary into cash.

Form of Note

  Paragraph 2 of Section 5 of the Form of Note is amended and restated as follows:

            Year                         Redemption Price
            ----                         ----------------
            2003........................     106.375%
            2004........................     104.250%
            2005........................     102.125%
            2006 and thereafter.........     100.000%


               [Remainder of this page intentionally left blank]

 The 9 7/8% Indentures

  The Proposed Amendments would (i) modify the definitions of "Asset Disposition," "Consolidated Cash Flow," "Consolidated Interest Expense," "Refinancing Indebtedness," and "Sale/Leaseback Transaction" contained in the Indentures, (ii) add a definition of "Consent Solicitation," "Receivables Purchase Agreement" and "Tennessee Transaction," (iii) modify Sections 4.3(b), 4.4(a) and 4.6 of the Indenture and (iv) modify the terms of the Notes (language to be deleted is bracketed with strike-through and language to be added is printed in bold face). This presentation is based on the Indenture governing the February 1997 9 7/8% Notes. Distinctions in the Indenture governing the July 1997 9 7/8% Notes are bracketed and footnoted.

                                  SECTION 1.1

                                  Definitions

  "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or a Wholly-Owned Subsidiary or by the Company or a Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory or Temporary Cash Investments in the ordinary course of business, (iii) a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause (iv) does not exceed $1.0 million in the aggregate in any fiscal year and $5.0 million in the aggregate prior to February 15, 2007,
(v) for the purposes of the covenant described in Section 4.6 only, a disposition subject to the covenant described in Section 4.4 and (vi) the disposition of all or substantially all of the assets of the Company in the manner permitted pursuant to Section 5.1 or any disposition that constitutes a Change of Control pursuant to this Indenture; provided, however, that for purposes of this definition, the Tennessee Transaction shall not be considered an Asset Disposition.

  "Consent Solicitation" means the solicitation commencing in August 2000 by the Company of consents by the holders of the Securities to amendments hereto and waivers of defaults hereunder in connection with the restatement of the Company's financial statements in connection with the internal and governmental investigation of accounting matters commencing February 11, 2000 and related matters described in the Consent Solicitation Statement of the Company dated August 31, 2000.

  "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, in each case for such period, (v) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period), [and] (vi) for the period ending on the first anniversary of the Issue Date only, non-recurring relocation and start-up expenses not in excess of $3 million, in each case for such period, and (vii) expenses relating to (a) the internal and governmental investigation of accounting matters commencing February 11, 2000, restatement of the Company's financial statements in connection therewith, the Consent Solicitation and related matters, including legal, financing and accounting fees and expenses, and recruiting and relocation expenses for new management in connection with the foregoing and (b) consolidation of the Company's dry grocery division and San Francisco operations into the Company's headquarters in St. Louis, and minus, to the extent not already deducted in calculating Consolidated Net Income, (i) the aggregate amount of "earnout" payments paid in cash during such period in connection with acquisitions previously made by the Company and
(ii) non-cash items increasing Consolidated Net Income for such period.

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness, (ii) amortization of debt discount and debt issuance cost (other than those debt discounts and debt issuance costs incurred on the Acquisition Closing Date and the Issue Date), (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Currency Agreements and Interest Rate Agreements (including amortization of fees), (viii) the product of (A) all Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of the Company and Disqualified Stock of the Company held by Persons other than the Company or a Wholly-Owned Subsidiary multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust, less any interest expense incurred by the Company as a result of the Consent Solicitation or the issuance of Common Stock in connection therewith.

  "Receivables Purchase Agreement" means the Receivables Purchase Agreement dated as of April 19, 2000, as amended, between the Company and The Chase Manhattan Bank.

  "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture, existing as of August 15, 2000 or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accredited value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium required to be paid in connection therewith and plus reasonable fees and expenses in connection therewith); provided further that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary which refinances Indebtedness of the Company.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person; provided, however, that for purposes of this definition, the Tennessee Transaction shall not be considered a Sale/Leaseback Transaction.

  "Tennessee Transaction" means the arrangement between the Company and the Industrial Development Board of the City of Jackson dated December 31, 1999.

                                SECTION 4.3(b)

                          Limitation on Indebtedness

  (b) Notwithstanding Section 4.3(a), the Company and its Subsidiaries may Incur the following Indebtedness: (i) Bank Indebtedness provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (i) does not exceed an amount outstanding at any time equal to [$60] $490 million less (x) the aggregate amount of permanent reductions of commitments to extend credit thereunder and repayments of principal thereof (without duplication of repayments required as a result of such reductions of commitments) and (y) any amounts outstanding under the Receivables Purchase Agreement or similar arrangement; (ii) Indebtedness (A) of the Company to any Wholly-Owned Subsidiary and (B) of any Subsidiary to the Company or any Wholly-Owned Subsidiary; (iii) Indebtedness represented by the Securities, any Indebtedness (other than the Indebtedness described in clauses (i)-(ii) above) outstanding on [the date hereof] August 15, 2000 and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or this paragraph (b); (iv) Indebtedness represented by the Security Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (i) above; (v) Indebtedness under Currency Agreements and Interest Rate Agreements which are entered into for bona fide hedging purposes of the Company or its Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Subsidiaries on customary terms entered into in the ordinary course of business; (vi) Indebtedness of the Company attributable to Capitalized Lease Obligations, or Incurred to finance the acquisition, construction or improvement of fixed or capital assets, or constituting Attributable Indebtedness in respect of Sale/Leaseback Transactions, in an aggregate principal amount at any one time outstanding not in excess of [$5] $10 million; and (vii) Indebtedness of the Company or any of its Subsidiaries (which may comprise Bank Indebtedness) in an aggregate principal amount at any time outstanding not in excess of [$10] $15 million.
                               SECTION 4.4(b)

                       Limitation on Restricted Payments

  (b) The provisions of Section 4.4(a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause Section 4.4(a)(3)(B);
(ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.6; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; or (v) payment of dividends or other distributions by the Company for the purposes set forth in clauses (A) through (C) below; provided, however, that any such dividend or distribution described in clauses (A) and
(B) will be excluded in the calculation of the amount of Restricted Payments and any such dividend or distribution described in clause (C) will be included in the calculation of the amount of Restricted Payments: (A) in amounts equal to the amounts required for Holdings and MBW LLC to pay franchise taxes and other fees required to maintain its legal existence and provide for audit, accounting, legal and other operating costs of up to $500,000 per fiscal year;
(B) in amounts equal to amounts required for Holdings and MBW LLC to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; and (C) in amounts equal to amounts expended by the Company, Holdings or MBW LLC to repurchase Capital
Stock of the Company, Holdings or MBW LLC owned by employees (including former employees) of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount paid, loaned or advanced pursuant to this clause (C) shall not, in the aggregate, exceed the sum of $3.0 million plus any amounts contributed by MBW LLC or Holdings to the Company as a result of resales of such repurchased shares of Capital Stock; [or] (vi) any repurchase of equity interest deemed to occur upon exercise of stock options if such equity interests represent a portion of the exercise price of such options; or (vii) any distribution or payment in connection with the Tennessee Transaction.

                               SECTION 4.6(a)

                         Limitation on Sales of Assets

  The Company shall not, and shall not permit any Subsidiary to, make any Asset Disposition unless (i) the Company or such Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, (ii) at least 85% of the consideration thereof received by the Company or such Subsidiary is in the form of cash and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Subsidiary with Net Available Cash received by the Company or another subsidiary) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase [Securities]/1/ pursuant and subject to the conditions of this Indenture to the Holders at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C),/2/ to (x) acquire Additional Assets (other than Indebtedness and Capital Stock) or (y) prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Stock of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case described in this clause [(D)]/3/ within one year from the receipt of such Net Available Cash or, if the Company has made an Offer pursuant to Clause (C), six months from the date such Offer is consummated; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the consideration received by the Company and any Subsidiary in connection with the Asset Dispositions under the Receivables Purchase Agreement shall not be subject to clause (iii) of the preceding sentence and shall not constitute Net Available Cash.
Notwithstanding the foregoing provisions, the Company and its Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this Section 4.6 at any time exceed [$1.0] $5.0 million. The Company shall not be required to make an offer for Securities pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B)) is less than $10.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition) .

--------
/1/[the Existing Notes]

/2/[to make an offer to purchase the Notes pursuant and subject to the conditions of the Indenture to the Noteholders at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date; and (E) fifth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), (C) and (D),]

/3/[(E)]

  For purposes of this Section 4.6, the following will be deemed to be cash:
(x) the assumption of Indebtedness (other than Disqualified Stock) of the Company or any Subsidiary and the release of the Company or such Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Subsidiary of the Company from the transferee that are promptly converted by the Company or such Subsidiary into cash.

Form of Note

  Paragraph 2 of Section 5 of the Form of Note is amended and restated as follows:

            Year                         Redemption Price
            ----                         ----------------
            2002........................    106.9375%
            2003........................    104.6250%
            2004........................    102.3125%
            2005 and thereafter.........    100.0000%

                                                                      Exhibit B
                                              To Consent Solicitation Statement

                               PROPOSED WAIVERS

  The Proposed Waivers would cure past and prospective Defaults under the Indentures.

  The 8 3/4% Indenture

    1. Waiver of Defaults pursuant to Section 4.3 (Limitation on
  Indebtedness) of the 8 3/4% Indenture resulting from the Company's Incurrence of additional Indebtedness in violation of the consolidated coverage ratio from September 30, 1999 through April 30, 2000.

    2. Waiver of Defaults pursuant to Sections 4.4 (Limitation on Restricted Payments) and 4.6 (Limitation on Sales of Assets) of the 8 3/4% Indenture resulting from the Tennessee Transaction.

    3. Waiver of prospective Defaults pursuant to Section 4.7 (Limitations on Affiliate Transactions) of the 8 3/4% Indenture resulting from the failure to obtain a fairness opinion in connection with the New Equity Financing.

  The 9 7/8% Indentures

    1. Waiver of Defaults pursuant to Section 4.3 (Limitation on
  Indebtedness) of the 9 7/8%Indentures resulting from the Company's Incurrence of additional Indebtedness in violation of the consolidated coverage ratio from March 31, 1999 through April 30, 2000.

    2. Waiver of Defaults pursuant to Sections 4.4 (Limitation on Restricted Payments) and 4.6 (Limitation on Sales of Assets) of the 9 7/8%Indentures resulting from the Tennessee Transaction.

    3. Waiver of prospective Defaults pursuant to Section 4.7 (Limitations on Affiliate Transactions) of the 9 7/8% Indentures resulting from the failure to obtain a fairness opinion in connection with the New Equity Financing.

HOLDERS WHO WISH TO CONSENT AND RECEIVE CONSENT SHARES SHOULD DELIVER, BY REGULAR MAIL, AIR COURIER, MESSENGER OR FACSIMILE, THEIR PROPERLY COMPLETED, EXECUTED AND DATED CONSENT FORMS (TOGETHER WITH THE COMPLETED FORM W-9 ATTACHED THERETO) TO THE DEPOSITARY IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. ALL FACSIMILE TRANSMISSIONS MUST BE FOLLOWED BY DELIVERY OF ORIGINALLY EXECUTED CONSENTS. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CONSENTS, IS AT THE ELECTION AND RISK OF THE HOLDER. THE ADDRESS OF THE DEPOSITARY IS AS FOLLOWS:

            Via First Class Mail or By Hand or Overnight Delivery:
                           Wilmington Trust Company
                              Rodney Square North
                           1100 North Market Street
                             Wilmington, DE 19890
                            Attention: Aubrey Rosa

                            Facsimile Transmission:
                                (302) 651-1079

                  (Originally executed Consents must follow)

                             Confirm by Telephone:
                                (302) 651-1562

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS SOLICITATION OF CONSENTS OTHER THAN AS SET FORTH HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AFTER THE DATE HEREOF.

  Any questions or requests for assistance in filling out and delivering Consents or for additional copies of this Consent Solicitation Statement or the form of Consent may be directed to the Information Agent at its telephone number and location set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance relating to the Consent Solicitation.

                           The Information Agent is:

                           MacKenzie Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         Call Toll-Free (800) 322-2885

                                      B-2